Exhibit 10.1

Execution Version

COINSURANCE AGREEMENT
Between
Bankers Life and Casualty Company
(referred to as the Ceding Company)
and
Wilton Reassurance Company

(referred to as the Reinsurer)

- i -

	ARTICLE IV.

	LICENSES; RESERVE CREDIT; SECURITY

Section 4.1.	Licenses; Reserve Credit	26
Section 4.2.	Security	27
Section 4.3.	Trust Account and Settlements	28
Section 4.4.	Eligible Assets	28
Section 4.5.	Deposit of Assets	28
Section 4.6.	Modification During a FMV Triggering Event	28
Section 4.7.	Ceding Company Draws or Withdrawals	29
Section 4.8.	Designated Administrative Account	31
Section 4.9.	Adjustment of Security and Withdrawals	31

	ARTICLE V.

	OVERSIGHTS; COOPERATION

Section 5.1.	Oversights	34
Section 5.2.	Cooperation	34

	ARTICLE VI.

	INSOLVENCY

Section 6.1.	Insolvency of the Ceding Company	34

	ARTICLE VII.

	DURATION; RECAPTURE

Section 7.1.	Duration	35
Section 7.2.	Survival	35
Section 7.3.	Recapture	35
Section 7.4.	Recapture Payments	36

	ARTICLE VIII.

	INDEMNIFICATION

Section 8.1.	Reinsurer’s Obligation to Indemnify	37
Section 8.2.	Ceding Company’s Obligation to Indemnify	37
Section 8.3.	Applicability of Master Transaction Agreement	38
Section 8.4.	Waiver of the Duty of Utmost Good Faith	38

- ii -

- iii -

INDEX OF SCHEDULES AND EXHIBITS

Schedules

Schedule A	Investment Guidelines
Schedule B	Terminal Settlement
Schedule C	Specified Actions
Schedule D	Expected Morbidity
Schedule E	Form of Certificate
Schedule F	Experience Refund
Schedule G	Specified Litigation
Schedule H	Policy Form Numbers
Schedule I	Designated Administrative Account
Schedule J	Fair Market Value Methodologies
Schedule K	Permitted Practices

Exhibits

Exhibit A	Form of Notice of Failure to Pay Undisputed Amount
Exhibit B	Form of Second Notice of Failure to Pay Undisputed Amount

- iv -

COINSURANCE AGREEMENT
THIS COINSURANCE AGREEMENT (this “Agreement”) is made and entered into on September 27, 2018 (the “Closing Date”) and effective as of the Effective Time by and between Bankers Life and Casualty Company, an Illinois-domiciled insurance company (the “Ceding Company”) and Wilton Reassurance Company, a Minnesota-domiciled insurance company (the “Reinsurer”). For purposes of this Agreement, the Ceding Company and the Reinsurer shall each be deemed a “Party.”
WHEREAS, the Ceding Company and the Reinsurer have entered into that certain Master Transaction Agreement dated as of August 1, 2018 (the “Master Transaction Agreement”);
WHEREAS, the Master Transaction Agreement provides, among other things, for the Ceding Company and the Reinsurer to enter into this Agreement;
WHEREAS, the Ceding Company wishes to appoint the Reinsurer to provide administrative and other services with respect to the Reinsured Policies (as defined below), and the Reinsurer, as administrator, desires to provide such administrative services and other services pursuant to the Administrative Services Agreement (as defined below); and
WHEREAS, simultaneously with the execution and delivery of this Agreement on the date hereof, the Ceding Company, the Reinsurer and the Trustee (as defined below) will enter into the Trust Agreement (as defined below) pursuant to which the Trustee will hold assets as security for the satisfaction of the obligations of the Reinsurer to the Ceding Company under this Agreement.
NOW, THEREFORE, in consideration of the mutual and several promises and undertakings herein contained, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Ceding Company and the Reinsurer agree as follows:
ARTICLE I.

DEFINITIONS

Section 1.1.    Definitions. The following terms have the respective meanings set forth below throughout this Agreement:

“Accounting Period” means each calendar quarter during the term of this Agreement or any fraction thereof, beginning at the Effective Time and ending on the Recapture Date or the date this Agreement is otherwise terminated in accordance with Article VII, as applicable.
“Action” shall have the meaning set forth in the Master Transaction Agreement.
“Accrued Interest” means the accrued but unpaid interest on the Eligible Assets being held in the Trust Account.

“Additional Consideration” has the meaning set forth in Section 3.2(a).
“Additional Rate Increase” means those certain New Reinsurer Rate Increase Requests made pursuant to Section 3.10(b)(ii) which, prior to the Measurement Date, are approved by each applicable Governmental Authority the consent or approval of which is required for full implementation.
“Adjusted Statutory Reserves” means the aggregate statutory reserves (including unearned premium reserves and other premium accruals) amount that would be required to be reflected on the 2017 NAIC Annual Statement Blank as (a) Exhibit 6, lines 1, 2 and 10 plus (b) Exhibit 8, Part 1, lines 2.24 and 3.4 plus (c) Exhibit 1, Part 1, lines 4 and 14 less (d) Exhibit 1, Part 1, lines 1 and 11 (or the equivalent line or lines in the event of changes to the NAIC Annual Statement Blank subsequent to December 31, 2017), to the extent directly related to Premiums or Reinsured Liabilities), each as calculated as of such date of determination with respect to the Reinsured Liabilities in accordance with SAP as in effect at the Effective Time applicable to the Ceding Company and otherwise in accordance with the Specified Accounting Principles; provided, however, that, if an event described in subsection (c) of the definition of FMV Triggering Event has occurred and is continuing, then the Adjusted Statutory Reserves shall be determined in accordance with SAP as in effect as of the date of such determination and otherwise in accordance with the Specified Accounting Principles.
“Administrative Services Agreement” means the Administrative Services Agreement entered into between the Ceding Company and the Reinsurer as of the date hereof.
“Affiliate” has the meaning set forth in the Master Transaction Agreement.
“Agreement” has the meaning set forth in the preamble.
“Applicable Law” has the meaning set forth in the Master Transaction Agreement.
“Applicable Percentage” means, with respect to any date of determination, the percentage listed under the column “Applicable Percentage” in the table below that corresponds to the period in which such date of determination falls.

Period	Applicable Percentage
Effective Time through June 30, 2023	100.0%
July 1, 2023 through June 30, 2028	87.5%
July 1, 2028 through June 30, 2033	75.0%
July 1, 2033 through June 30, 2038	62.5%
July 1, 2038 through June 30, 2043	50.0%
July 1, 2043 through June 30, 2048	37.5%
July 1, 2048 through June 30, 2053	25.0%
July 1, 2053 through June 30, 2058	12.5%
After July 1, 2058	0.0%

“Applicable Reserve Credit Laws” means Sections 173.1(1)(A), (1)(B) and (2) of the Illinois Insurance Code and Sections 1104.20, 1104.30, 1104.30, 1104.60, 1104.70, 1104.80,

1104.90 and 1104.100(a) of Title 50 of the Illinois Administrative Code or any successor to such provisions and the equivalent provisions with respect to licensure, accreditation and collateral of the credit for reinsurance law and regulation in any Applicable State.
“Applicable State” means the Ceding Company Domiciliary State; provided, however, that, (a) if there is a repeal of or amendment or other modification to the provisions of the Dodd-Frank Wall Street Reform and Consumer Protection Act (Pub.L. 111-203, H.R. 4173) that would authorize a Governmental Authority in any jurisdiction of the United States as to which the Ceding Company is licensed to transact business (other than New York) to apply the applicable rules for credit for reinsurance in such jurisdiction to the Ceding Company and (b) the Ceding Company reasonably determines that it is obligated under Applicable Law to comply with such rules in order to receive statutory financial statement credit in such jurisdiction, then “Applicable State” shall mean, collectively, the Ceding Company Domiciliary State and any such other jurisdiction; provided that in no circumstance shall “Applicable State” include New York.
“Arbitrators” has the meaning set forth in Section 11.6(b).
“Bank Accounts” has the meaning set forth in Section 3.7.
“Business” has the meaning set forth in the Master Transaction Agreement.
“Business Day” has the meaning set forth in the Master Transaction Agreement.
“Capital Reporting Deadline” means, with respect to a calendar quarter other than the last quarter of a calendar year, the date that is forty-five (45) calendar days after the end of such calendar quarter, and with respect to the last calendar quarter of a calendar year, the date that is sixty (60) calendar days after the end of such calendar quarter.
“Cash Flow Amount” has the meaning set forth in the Master Transaction Agreement.
“Ceding Commission” has the meaning set forth in the Master Transaction Agreement.
“Ceding Company” has the meaning set forth in the preamble.
“Ceding Company Domiciliary State” means the State of Illinois, or, if the Ceding Company changes its state of domicile to another state within the United States, such other state; provided, however, that if the Ceding Company changes its state of domicile to the State of New York, for all purposes hereunder the Ceding Company Domiciliary State shall be the State of Illinois.
“Ceding Company Extra-Contractual Obligations” means
(a)    all Extra-Contractual Obligations to the extent arising out of or resulting from any act, error or omission, whether or not intentional, negligent, fraudulent, in bad faith or otherwise:

(i)	occurring prior to the Closing Date;

(ii)
occurring on or after the Closing Date, by the Ceding Company or any of its Affiliates while the Ceding Company is acting as a Controlling Party for the related matter, unless such act, error or omission either (x) was undertaken at the written direction or with the prior written consent of the Reinsurer or (y) would not give rise to a breach under the terms of the Transition Services Agreement;

(iii)
occurring on or after the Closing Date, by or on behalf of the Ceding Company or any of its Affiliates that constitutes a breach of the Ceding Company’s obligations under the terms of the Transition Services Agreement, unless such act, error or omission was undertaken at the written direction or with the prior written consent of the Reinsurer;

(iv)
occurring during the Interim Period, by or on behalf of the Ceding Company or any of its Affiliates with respect to the implementation or administration of (A) any premium rate change, including a Reinsurer Rate Increase Request, a Reinsurer Initiated Rate Increase, a New Reinsurer Rate Increase Request or an Additional Rate Increase and (B) any alternative policy or benefit option offered to policyholders in connection with or in lieu of any such premium rate change, including a Reinsurer Rate Increase Request, a Reinsurer Initiated Rate Increase, a New Reinsurer Rate Increase Request or an Additional Rate Increase, in each case unless such act, error or omission was undertaken at the written request or direction of, or with the prior written consent of, the Reinsurer;

(v)	occurring with respect to any Discovered Policy prior to the date that such Discovered Policy becomes a Reinsured Policy pursuant to Section 2.7;
(b)    all Extra-Contractual Obligations to the extent arising out of or resulting from any act, whether or not intentional, negligent, fraudulent, in bad faith or otherwise, occurring on or after the Conversion Date by the Ceding Company or any of its Affiliates or any of their respective Representatives unless such act or error was undertaken at the written direction or with the prior written consent of the Reinsurer; and
(c)    all Extra-Contractual Obligations arising out of or resulting from any of the Specified Actions, other than Extra-Contractual Obligations arising in connection with the implementation or administration of Specified Actions by the Reinsurer under the terms of the Administrative Services Agreement following the Conversion Date;
provided, however, that, any Extra-Contractual Obligation (i) arising out of or resulting from acts, errors or omissions which occur or are deemed to occur both before the Closing Date and on or after the Closing Date and (ii) which does not otherwise constitute a Ceding Company Extra-Contractual Obligation, shall be deemed to constitute a Ceding Company Extra-Contractual Obligation to the extent that any of the First Material Acts associated therewith occurred prior to the Closing Date.
“Ceding Company Indemnified Parties” has the meaning set forth in Section 8.1.

“Ceding Company Required Balance Report” has the meaning set forth in Section 4.9(c).
“Claim” has the meaning set forth in the Administrative Services Agreement.
“Closing” has the meaning set forth in the Master Transaction Agreement.
“Closing Date” has the meaning set forth in the preamble.
“Code” means the United States Internal Revenue Code of 1986, as amended, and the United States Treasury Regulations promulgated thereunder.
“Company Action Level RBC” means as of any date of determination, company action level RBC as calculated in accordance with the Applicable Laws of the Reinsurer Domiciliary State.
“Conclusion” means (a) settlement of a dispute or Action in accordance with the terms of this Agreement or (b) a final and binding determination by a court of competent jurisdiction or arbitrator.
“Controlling Party” means the Party designated as such in Section 10.2.
“Conversion Date” means the date that is thirty-six (36) months following the Closing Date or such earlier date designated pursuant to the terms of the Transition Services Agreement.
“CPR Institute” has the meaning set forth in Section 11.6(b).
“Current Overcollateralization Amount” means (a) as of any date of determination during the continuation of a Reserve Credit Event, the RCE Overcollateralization Amount as of such date of determination and (b) otherwise, an amount equal to the product of the Overcollateralization Amount multiplied by the Applicable Percentage as of such date of determination.
“Designated Administrative Account” means the Bank Account at the bank and with the account number listed in Schedule I, as such Schedule I may be amended by the Ceding Company and the Reinsurer from time to time.
“Determination” has the meaning set forth in Section 11.6(d).
“Discovered Policy” has the meaning specified in Section 2.7(a).
“Effective Time” means 12:01 a.m. (New York time) on April 1, 2018.
“Effective Time Adjusted Statutory Reserves” has the meaning set forth in the Master Transaction Agreement.
“Eligible Assets” has the meaning set forth in Section 4.4.
“Estimated Statement of Net Settlement” has the meaning set forth in the Master Transaction Agreement.

“Excess Reserve” means (a), as of any date of determination during the continuation of a Reserve Credit Event, (i) the Adjusted Statutory Reserve, less (ii) the Adjusted Statutory Reserve calculated without regard to the proviso contained in the definition of Adjusted Statutory Reserves, each as of such date, but in any event not less than zero and (b) otherwise zero (0).
“Excluded Liabilities” means (i) any claim, loss or liability under or incurred in connection with or with respect to the Reinsured Policies which arises out of or results from (a) the Ceding Company’s income Taxes, premium Taxes and guaranty fund assessments; (b) any amounts due under any of the Producer Agreements or otherwise payable to Producers; (c) modifications or amendments to the terms of the Reinsured Policies made by the Ceding Company following the Effective Time without the Reinsurer’s prior written consent or direction and which are not required under Applicable Law; (d) all Ceding Company Extra-Contractual Obligations; (e) any unearned premiums that were not returned to policyholders associated with policies terminated prior to the Effective Time and which no unearned premium was maintained in the Effective Time Adjusted Statutory Reserves; or (f) any reinsurance ceded with respect to any of the Reinsured Policies, other than cessions implemented with the prior consent or direction of the Reinsurer made pursuant to Section 3.15; or (ii) any Extra-Contractual Obligations, including litigation expenses, which arise out of or result from any of the Specified Litigations.
“Existing IMR Amount” means, with respect to any date of determination, the amount listed under the column “Existing IMR Amount” in the table below that corresponds to the period in which such date of determination falls.

Period	Existing IMR Amount
At Effective Time	$44,800,000
April 2, 2018 through June 30, 2018	$43,600,000
July 1, 2018 through September 30, 2018	$42,500,000
October 1, 2018 through December 31, 2018	$41,300,000
January 1, 2019 through March 31, 2019	$40,200,000
April 1, 2019 through June 30, 2019	$39,000,000
July 1, 2019 through September 30, 2019	$37,900,000
October 1, 2019 through December 31, 2019	$36,700,000
January 1, 2020 through March 31, 2020	$35,600,000
April 1, 2020 through June 30, 2020	$34,400,000
July 1, 2020 through September 30, 2020	$33,300,000
October 1, 2020 through December 31, 2020	$32,100,000
January 1, 2021 through March 31, 2021	$31,000,000
April 1, 2021 through June 30, 2021	$29,800,000
July 1, 2021 through September 30, 2021	$28,700,000
October 1, 2021 through December 31, 2021	$27,500,000
January 1, 2022 through March 31, 2022	$26,400,000
April 1, 2022 through June 30, 2022	$25,200,000
July 1, 2022 through September 30, 2022	$24,100,000

October 1, 2022 through December 31, 2022	$23,000,000
January 1, 2023 through March 31, 2023	$21,800,000
April 1, 2023 through June 30, 2023	$20,700,000
July 1, 2023 through September 30, 2023	$19,500,000
October 1, 2023 through December 31, 2023	$18,400,000
January 1, 2024 through March 31, 2024	$17,200,000
April 1, 2024 through June 30, 2024	$16,100,000
July 1, 2024 through September 30, 2024	$14,900,000
October 1, 2024 through December 31, 2024	$13,800,000
January 1, 2025 through March 31, 2025	$12,600,000
April 1, 2025 through June 30, 2025	$11,500,000
July 1, 2025 through September 30, 2025	$10,300,000
October 1, 2025 through December 31, 2025	$9,200,000
January 1, 2026 through March 31, 2026	$8,000,000
April 1, 2026 through June 30, 2026	$6,900,000
July 1, 2026 through September 30, 2026	$5,700,000
October 1, 2026 through December 31, 2026	$4,600,000
January 1, 2027 through March 31, 2027	$3,400,000
April 1, 2027 through June 30, 2027	$2,300,000
July 1, 2027 through September 30, 2027	$1,100,000
October 1, 2027 and thereafter	$0
“Experience Refund” has the meaning set forth in Schedule F.
“Extra-Contractual Obligations” means all Liabilities to any Person or Persons arising out of or resulting from the Reinsured Policies (other than Liabilities arising under the express terms and conditions and within the policy limits of the Reinsured Policies), including, without limitation, any loss in excess of the limits arising under or covered by any Reinsured Policy, any Liability for fines, penalties, Taxes, fees, forfeitures, compensatory, consequential, punitive, exemplary, special, treble, bad faith, tort, statutory or any other form of extra-contractual damages, as well as, subject to the other provisions of this Agreement, all legal fees and expenses relating thereto, which Liabilities arise out of or result from any act, error or omission, whether or not intentional, negligent, fraudulent, in bad faith or otherwise (actual or alleged), arising out of or resulting from the Reinsured Policies, including, without limitation, (i) the form, sale, marketing, distribution, underwriting, production, issuance, cancellation or administration of the Reinsured Policies, (ii) the investigation, defense, prosecution, trial, settlement (including the failure to settle) or handling of claims, benefits, or payments under the Reinsured Policies, (iii) the failure to pay or the delay in payment or errors in calculating or administering the payment of benefits, claims or any other amounts due or alleged to be due under or in connection with the Reinsured Policies or (iv) the failure of any Reinsured Policy to provide the purchaser, policyholder, account holder or other holder or intended beneficiaries thereof with Tax treatment that is the same as or more favorable than the Tax treatment (A) that was purported to apply in materials provided at the time of issuance, assumption, exchange, modification or sale of the applicable Policy or (B) for which policies or contracts of that type are intended to qualify, including under section 7702B of the Code.

“Fair Market Value” means the fair market value of an asset determined in accordance with the Fair Market Value Methods.
“Fair Market Value Methods” means the methodologies, procedures and policies that the Reinsurer uses to determine the fair market value of an asset in its general account for financial reporting purposes, which methodologies, procedures and policies that are so utilized by the Reinsurer as of the date hereof are described in Schedule J; provided, however, that if the Reinsurer adopts and implements changes to such methodologies, procedures and policies for valuing assets in its general account for financial reporting purposes after the date hereof, then (i) the Reinsurer shall promptly provide an updated Schedule J to the Ceding Company together with a certificate executed by the Chief Investment Officer of the Reinsurer to the effect that any such changes do not constitute materials changes to the methodologies, procedures and policies set forth and described in Schedule J as of the date hereof and (ii) such changes shall be deemed incorporated by reference into the Fair Market Value Methods.
“Final Statement of Net Settlement” has the meaning set forth in the Master Transaction Agreement.
“First Material Act” means, with respect to any Extra-Contractual Obligation or series of related Extra-Contractual Obligations other than any Extra-Contractual Obligations arising solely out of or resulting solely from any Action by a Governmental Authority:
(a)    which arises out of or results from a denial of a claim for benefits under a Reinsured Policy prior to the Closing Date (which amount of such benefits, for the avoidance of doubt, shall constitute a Reinsured Liability), such denial; provided that if, following the Closing Date, the Ceding Company determines to pay such claim or allow such benefit (which amount of such claim or benefit, for the avoidance of doubt, shall constitute a Reinsured Liability) and is otherwise directed by the Reinsurer in writing not to make such payment or allow such benefit, such direction shall be deemed to constitute the “First Material Act” with respect to the related Extra-Contractual Obligation or series of related Extra-Contractual Obligations; or
(b)    otherwise, which arises out of or results from, or is alleged to arise out of or result from, one of the following acts, errors or omissions, the earliest to occur of any such act, error or omission: (A) reduction of care, (B) removal of care, (C) denial of restoration of benefits, (D) declaration, imposition, implementation, or administration of premium rate changes announced or implemented prior to the Closing Date, (E) misrepresentation of the nature or the terms, or the implications of the terms, of the Reinsured Policies at or after placement of such Reinsured Policies or (F) similar causal event with respect to the alleged Extra-Contractual Obligations or series of related Extra-Contractual Obligations; provided, however, that in the case of this clause (b), any act, error or omission shall be deemed to constitute the First Material Act with respect to an Extra-Contractual Obligation or series of related Extra-Contractual Obligations only if such act, error or omission constitutes the predominant cause of such Extra-Contractual Obligation or series of related Extra-Contractual Obligations.
Notwithstanding the foregoing, the “First Material Act” with respect to matters set forth in subclause (iv) of the definition of the term Extra-Contractual Obligations shall be deemed to have occurred prior to the Closing Date except to the extent that such Extra-Contractual Obligation or series of related Extra-Contractual

Obligations is principally attributable to one or more actions taken by the Reinsurer on or after the Closing Date.
“FMV Triggering Event” means any of the following occurrences:
(a)    the Reinsurer’s RBC Ratio as of any calendar quarter-end is below 200% and the Reinsurer has not cured such shortfall as of thirty (30) calendar days after the applicable Capital Reporting Deadline;
(b)    there has been a failure by the Reinsurer (i) to timely pay any undisputed Reinsured Liabilities within ten (10) calendar days after receipt of a notice from the Ceding Company in the form attached hereto as Exhibit A, the aggregate unpaid amount of which exceeds $25 million or (ii) to timely make any required and undisputed additional deposit to the Trust Account, the aggregate unfunded amount of which exceeds $25 million, and in the case of (i) and (ii), such failure has not been cured within thirty (30) calendar days after notice thereof from the Ceding Company in the form attached hereto as Exhibit B;
(c)    a Reserve Credit Event (i) has occurred and has continued for a period of thirty (30) days or, if earlier, the date on which the statutory financial statements for the period during which such Reserve Credit Event occurs is required to be filed with the Ceding Company Domiciliary State and (ii) is continuing; or
(d)    (i) the Reinsurer has been placed into liquidation, rehabilitation, conservation, supervision, receivership or similar proceedings (whether voluntary or involuntary), or (ii) there has been instituted against it proceedings for the appointment of a receiver, liquidator, rehabilitator, conservator, or trustee in bankruptcy, or other agent known by whatever name, to take possession of its assets or assume control of its operations that is not dismissed or terminated within sixty (60) days of the commencement thereof.
“Governmental Authority” has the meaning set forth in the Master Transaction Agreement.
“HIPAA” means the Health Insurance Portability and Accountability Act of 1996, as amended, and its implementing regulations, including, without limitation, the amendments and associated regulations enacted and implemented pursuant to the Health Information Technology for Economic and Clinical Health Act.
“Implemented Specified Action” means a Specified Action as to which prior to the Measurement Date (a) each related Insurance Regulator or Governmental Authority approval required for prompt implementation shall have been received and be in effect in accordance with Schedule C, other than as waived by the Reinsurer in its reasonable discretion, without any condition, restriction or requirement as would (i) materially adversely affect the value of such premium rate change to the Reinsurer or (ii) impose upon the Reinsurer any material incremental liability, obligation, risk, cost or expense and (b) such applicable premium rate change has been fully implemented.
“Indemnifiable Losses” has the meaning set forth in the Master Transaction Agreement.

“Independent Accountant” has the meaning set forth in the Master Transaction Agreement.
“Initial Arbitrator” has the meaning set forth in Section 11.6(b).
“Initial Reinsurance Premium” has the meaning set forth in the Master Transaction Agreement.
“Insolvency” has the meaning set forth in Section 4.7(a).
“Insurance Regulator” means the insurance regulator of the Ceding Company Domiciliary State or the Reinsurer Domiciliary State, as applicable.
“Interest Rate” means the average of the daily “prime rate” (expressed as a rate per annum) published in The Wall Street Journal for each of the days in the applicable period.
“Interim Period” means the period beginning on the Closing Date and ending on the Conversion Date.
“Investment Guidelines” means the Investment Guidelines set forth in Schedule A.
“Legally Required Actions” means actions with respect to or concerning the Business that under Applicable Law are required to be taken or made, as the case may be, directly by the Ceding Company without delegation thereby.
“Liabilities” has the meaning set forth in the Master Transaction Agreement.
“Master Transaction Agreement” has the meaning set forth in the recitals.
“Material Reserve Credit Event” means a Reserve Credit Event as to which the amount of the unrecognized or impaired credit for the reinsurance provided hereunder exceeds $25 million.
“Measurement Date” means February 25, 2023.
“Measurement Period” means the Effective Time through the Measurement Date.
“Monthly Funding Limit” means (a) for the period commencing on the Closing Date and ending on December 31, 2018, $13 million per month and (b) for each calendar year thereafter, the excess (if any) for the immediately preceding calendar year of (i) the average amount of monthly benefit payments made with respect to the Reinsured Policies over (ii) the average amount of monthly premium payments received under the Reinsured Policies, provided that in each case the Reinsurer may propose to the Ceding Company to increase the Monthly Funding Limit for one or more months specified to accommodate reasonable seasonal experience or other factors, and the Ceding Company’s consent to any such proposal shall not be unreasonably withheld, conditioned or delayed.
“New Reinsurer Rate Increase Request” has the meaning set forth in Section 3.10(b)(ii).
“Non-Controlling Party” means the Person designated as such in Section 10.2.

“Overcollateralization Amount” means $500,000,000.
“Party” has the meaning set forth in the preamble.
“Person” has the meaning set forth in the Master Transaction Agreement.
“Policyholder” means the holder of any Reinsured Policy.
“Premium Rate Filings” has the meaning set forth in Section 3.11(b).
“Premium Rate Increase Standard” means, for the purposes of seeking premium rate increases pursuant to Section 3.10 and Section 3.11, that the proposed rate increases (i) are in accordance with the terms of the Reinsured Policies, (ii) do not violate any Applicable Law (other than any Applicable Law requiring filing of premium rate increases prior to implementation thereof) and (iii) are actuarially justified.
“Premiums” means premiums, considerations, payments, policy fees and other amounts received by or on behalf of the Ceding Company in respect of the Reinsured Policies, to the extent allocable to the period commencing on the Effective Time.
“Privacy and Security Laws” means any applicable data privacy, data security, or data protection law or regulation in the United States of America, including, without limitation, HIPAA.
“Producer” means any agent, broker, producer, distributer, or Representative as respects the Reinsured Policies.
“Producer Agreements” means any agreement, contract, understanding or arrangement between the Ceding Company or any Affiliate thereof and any Producer relating to the solicitation, sale, marketing, and production or servicing of any of the Reinsured Policies Business, including any assignment of commissions or compensation thereunder.
“Qualifying Letters of Credit” means one or more clean, irrevocable, unconditional letters of credit that (a) are issued by a Qualified United States Financial Institution under the credit for reinsurance laws of the Applicable States, (b) have terms that comply with the requirements of the credit for reinsurance laws and regulations of the Applicable States and (c) are delivered to and held directly by the Ceding Company; provided, that as of any date of determination, the aggregate available amount under all such Qualifying Letters of Credit may not exceed an amount equal to (A) the excess of the applicable Excess Reserve as of such date over (B) the amount of decrease as of such date in the RCE Overcollateralization Amount due to any Reserve Credit Event that is continuing as of such date, and any such excess amount shall not be considered an available amount under Qualifying Letters of Credit.
“Qualifying Reserve Credit Event” means a Reserve Credit Event arising prior to the fifth anniversary of the Closing Date and as to which performance of the Reinsurer’s obligations under Section 4.1(a) and Section 4.1(b), as such required performance may be modified pursuant to Section 4.1(c) hereof, shall not be adequate to ensure the Ceding Company’s continuing and unimpaired Reserve Credit.

“Quarterly Report” has the meaning set forth in Section 4.9(b).
“Quota Share” means 100%.
“RBC Ratio” means the percentage equal to (i) the quotient of the Total Adjusted Capital of the Reinsurer divided by the Company Action Level RBC, multiplied by (ii) 100; provided, however, that in the event there is a material change in the factors and formulae prescribed by the insurance regulatory authority in the Reinsurer Domiciliary State with respect to the components of and methodologies contained in such calculation, the Parties shall amend this Agreement to incorporate an alternate calculation that is reasonably equivalent to the components of and methodologies contained in the calculation of the Reinsurer’s RBC Ratio in effect as of the Effective Time within thirty (30) calendar days after the implementation of such change, and if the Parties cannot agree on any such alternative, the Reinsurer shall continue to calculate its RBC Ratio as if such material change had not occurred; provided, further, that any calculation of the RBC Ratio as of a date other than the last day of a calendar year shall be based on the Reinsurer’s good faith estimate using, to the extent any factors are not reasonably available, amounts based on reasonable estimation and annualization.
“RCE Overcollateralization Amount” means, as of any date of determination during the continuation of a Reserve Credit Event, an amount equal to the excess (if any) of (a) the product of the Overcollateralization Amount multiplied by the Applicable Percentage as of such date of determination, over (b) the lesser of (i) the Excess Reserves as of such date of determination and (ii) the product of (A) the Overcollateralization Amount multiplied by (B) the Applicable Percentage as of such date of determination multiplied by (C) 0.5.
“Recapture Date” has the meaning set forth in Section 7.3(a).
“Recapture Triggering Event” means any of the following occurrences:
(a)    the Reinsurer’s RBC Ratio as of any calendar quarter-end is below 200% and the Reinsurer has not cured such shortfall as of thirty (30) calendar days after the applicable Capital Reporting Deadline;
(b)    there has been a failure by the Reinsurer (i) to timely pay any undisputed Reinsured Liabilities within ten (10) calendar days after receipt of a notice from the Ceding Company in the form attached hereto as Exhibit A, the aggregate unpaid amount of which exceeds $50 million or (ii) to timely make any required and undisputed additional deposit to the Trust Account, the aggregate unfunded amount of which exceeds $25 million, and in the case of (i) and (ii), such failure has not been cured within thirty (30) calendar days after notice thereof from the Ceding Company in the form attached hereto as Exhibit B, as applicable;
(c)    a Material Reserve Credit Event (i) has occurred and is continuing and (ii) the Reinsurer has not remedied such event on or prior to the date that is seventy-five (75) days after the Reinsurer receives notice in writing from the Ceding Company of such loss of Reserve Credit;
(d)    (i) the Reinsurer has been placed into liquidation, rehabilitation, conservation, supervision, receivership or similar proceedings (whether voluntary or involuntary), or (ii) there has been instituted against it proceedings for the appointment of a receiver, liquidator, rehabilitator, conservator, or trustee in bankruptcy, or other agent known by whatever name, to take possession of its assets or assume control of its operations, that is not dismissed or terminated within sixty (60) days of the commencement thereof; or
(e)    the Ceding Company has delivered notice of termination to the Reinsurer pursuant to Section 7.2(b), 7.2(c) or 7.2(e) of the Administrative Services Agreement and such notice has not been revoked by the Ceding Company.
“Reinsured Liabilities” means, other than Excluded Liabilities, all Liabilities of the Ceding Company arising out of or resulting from the Reinsured Policies, including but not limited to: (a) all Liabilities for claims incurred before, at or after the Effective Time, (b) all Liabilities for benefits, claim expenses, including litigation expenses related to a determination of benefits arising under the Reinsured Policies, interest on claims or unearned premiums, amounts payable for returns or refunds of premium amounts and any other amounts payable under the terms of the Reinsured Policies, in each case whether incurred, at or after the Effective Time; (c) all Liabilities arising out of or resulting from changes to the terms and conditions of the Reinsured Policies at or after the Effective Time, initiated by the applicable Policyholder in accordance with the terms of the Reinsured Policy or mandated by Applicable Law; (d) all escheat and unclaimed property Liabilities arising under the Reinsured Policies, to the extent incurred, at or after the Effective Time for mortality events occurring at or after the Effective Time and (e) without duplication, all Reinsurer Extra-Contractual Obligations.
“Reinsured Policies” has the meaning set forth in the Master Transaction Agreement.
“Reinsured Risks” has the meaning set forth in Section 2.1.
“Reinsurer” has the meaning set forth in the preamble.
“Reinsurer Domiciliary State” means the State of Minnesota, or, if the Reinsurer changes its domiciliary state, such other state.
“Reinsurer Extra-Contractual Obligations” means all Extra-Contractual Obligations that are not Ceding Company Extra-Contractual Obligations, including without limitation Extra-Contractual Obligations arising out of or resulting from any act, error or omission on and after the Closing Date, whether or not intentional, negligent, in bad faith or otherwise, taken or made, as the case may be, by the Reinsurer, any of its Affiliates, or any of their respective officers, directors, employees or agents, or any Third Party Administrator, Reinsurer Service Providers, or other Person engaged or compensated by the Reinsurer or its Affiliates; provided, however, that, if any Extra-Contractual Obligation arises from acts, errors or omissions occurring both before the Closing Date and on or after the Closing Date and such Extra-Contractual Obligation is not otherwise a Reinsurer Extra-Contractual Obligation, such Extra-Contractual Obligation shall be deemed to constitute a Reinsurer Extra-Contractual Obligation if the First Material Act(s) associated therewith occurred after the Closing Date.
“Reinsurer Indemnified Parties” has the meaning set forth in Section 8.2.

“Reinsurer Initiated Rate Increase” means an Implemented Specified Action at a rate in excess of the amount specified on Schedule C in accordance with a Reinsurer Rate Increase Request made pursuant to Section 3.10(b)(i).
“Reinsurer Rate Increase Request” has the meaning set forth in Section 3.10(b)(ii).
“Reinsurer Service Providers” means any service providers or Producers engaged or compensated by the Reinsurer or any of its Affiliates or otherwise subject to the supervision of the Reinsurer pursuant to the Administrative Services Agreement.
“Representatives” means, with respect to a Person, the officers, directors, employees or agents of such Person.
“Required Balance” means, with respect to any date of determination, an amount equal to: (a) the Adjusted Statutory Reserves as of such date of determination, plus (b) the Existing IMR Amount as of such date of determination, plus (c) the Unamortized Transaction IMR Amount as of such date of determination, plus (d) the Current Overcollateralization Amount as of such date of determination, minus (e) any amounts then-maintained in the Designated Administrative Account; provided that, in the event of a Reserve Credit Event, the Required Balance shall not be less than the amount required to permit the Ceding Company to obtain full Reserve Credit.
“Reserve Credit” means full statutory financial statement credit for the reinsurance ceded to the Reinsurer under this Agreement in the Ceding Company’s Statutory Financial Statements required to be filed by the Ceding Company with the Governmental Authority charged with supervision of insurance companies in the Applicable State.
“Reserve Credit Event” means the failure of the Ceding Company to receive Reserve Credit.
“SAP” means, as to the Ceding Company or the Reinsurer, the statutory accounting practices prescribed or, to the extent specified on Schedule K, permitted by the Governmental Authority responsible for the regulation of insurance companies in the Ceding Company Applicable State with the respect to the Ceding Company or the Reinsurer Domiciliary State with respect to the Reinsurer.
“Security Funding Reporting Date” has the meaning set forth in Section 4.9(b).
“SERFF” has the meaning set forth in Section 3.11(b).
“Special Matter” means, with respect to any claim, dispute, inquiry, examination or Action relating to the Business or the Reinsured Policies: (a) if such claim, dispute, inquiry, examination or Action constitutes or involves the assertion of an Extra-Contractual Obligation, a determination as to whether such Extra-Contractual Obligation constitutes or, if realized, would constitute a Reinsurer Extra-Contractual Obligation or a Ceding Company Extra-Contractual Obligation for purposes of determining the extent, if any, of the Reinsurer’s economic responsibility therefor under the terms of this Agreement, including, without limitation, as appropriate, a designation of the First Material Act with respect thereto, and (b) a determination of which Party is the Controlling Party pursuant to Section 10.2.

“Specified Accounting Principles” has the meaning set forth in the Master Transaction Agreement.
“Specified Actions” means the actions set forth on Schedule C as the same may be modified at the request of the Reinsurer pursuant to Section 3.10(b) or otherwise by the Ceding Company with the prior written consent of the Reinsurer.
“Specified Litigation” means each dispute or Action listed in Schedule G, including any follow-on or successor disputes or Actions.
“Statutory Book Value” means, with respect to any asset held in the Trust Account, the amount permitted to be carried by the Reinsurer as an admitted asset consistent with SAP applicable to the Reinsurer, without regards to any permitted practice applicable to the Reinsurer, consistently applied.
“Statutory Financial Statements” means, with respect to either Party, the annual and quarterly statutory financial statements of such Party filed with the Insurance Regulator for the jurisdiction of domicile of such Party to the extent such Party is required by Applicable Law to prepare and file such financial statements.
“Surplus Note” means a promissory note issued by Ceding Company having (a) terms and conditions as required to ensure that the Ceding Company Domiciliary State will permit such note to be recorded in or reflected in the Ceding Company’s capital and surplus in accordance with SAP, (b) a maturity date that is thirty (30) years from the issue date, (c) other market terms and conditions (including, without limitation, as to the applicable interest rate) and (d) being (i) pari passu with any surplus notes or similar instruments issued by the Ceding Company and held solely by persons other than Affiliates of the Ceding Company and (ii) senior to any such instruments held by Affiliates of the Ceding Company and (e) having other market terms and provisions (including, without limitation, interest rate).
“Surplus Note Funding Amount” means, as respects an exercise by the Ceding Company of its recapture rights under Section 7.3, an amount as would be required to ensure that, on a stand-alone basis pro forma for the subject recapture and the issuance of the Surplus Notes, a company having (a) only the assets transferred to the Ceding Company by the Reinsurer in connection with the recapture and the liabilities recaptured by the Ceding Company and (b) investment policies and practices consistent with the Investment Guidelines would have a stand-alone basis pro forma RBC Ratio of 350%. For purposes of the foregoing, the stand-alone pro forma determination of the subject RBC Ratio will be calculated based on SAP and Applicable Laws in effect in the Ceding Company Domiciliary State as of the date of recapture.
“Tax” has the meaning set forth in the Master Transaction Agreement.
“Terminal Settlement” has the meaning set forth in Section 7.4(a).
“Terminal Settlement Statement” has the meaning set forth in Section 7.4(a).
“Terminated Policy” has the meaning set forth in Section 2.7(a).

“Third Party Administrator” means a duly authorized and licensed third-party administrator or service provider (including, as required, any duly authorized and licensed sub-contractor to such third-party administrator or service provider) that performs on behalf of the Ceding Company or the Reinsurer administrative services with respect to the Reinsured Policies, including any technology support related thereto.
“Total Adjusted Capital” means, as of any date of determination, total adjusted capital as calculated in accordance with the Applicable Laws of the Reinsurer Domiciliary State.
“Transaction Agreements” has the meaning set forth in the Master Transaction Agreement.
“Transaction IMR Amount” means the greater of (a) amount of the interest maintenance reserve, calculated on a basis consistent with SAP (which for the avoidance of doubt is calculated on an after-tax basis), that is created on the Closing Date as a direct result of the transactions contemplated by this Agreement determined in accordance with SAP applicable to the Ceding Company as in effect at the Effective Time, provided, however, that it will reflect amounts of realized gain or loss associated with securities for which such amounts would otherwise be capitalized as part of the Ceding Company’s asset valuation reserve pursuant to the requirements of the Statement of Statutory Accounting Principles No. 7 and the instructions for the Interest Maintenance Reserve set forth in the National Association of Insurance Commissioners Annual Statement Instructions and (b) zero (0).
“Transferred Assets” has the meaning set forth in the Master Transaction Agreement.
“Transition Services Agreement” has the meaning set forth in the Master Transaction Agreement.
“Trust Account” means the trust account established by the Reinsurer for the benefit of the Ceding Company under the Trust Agreement.
“Trust Agreement” means that certain Trust Agreement dated as of the date hereof by and among the Reinsurer, the Ceding Company and Citibank N.A.
“Trustee” means the trustee under the Trust Agreement.
“Unamortized Transaction IMR Amount” means, with respect to any date of determination, an amount equal to the portion of the Transaction IMR Amount which remains unamortized as of such date, determined in accordance with SAP applicable to the Reinsurer.
ARTICLE II.

BASIS OF REINSURANCE AND BUSINESS REINSURED

Section 2.1.Coverage. Upon the terms and subject to the conditions and other provisions of this Agreement, as of the Effective Time, the Ceding Company hereby cedes to the Reinsurer, and the Reinsurer hereby agrees to indemnify the Ceding Company for, the Quota Share of the Reinsured Liabilities payable by the Ceding Company after the Effective Time

(the “Reinsured Risks”). The reinsurance effective under this Agreement shall be maintained in force, without reduction, unless such reinsurance is terminated or recaptured as provided herein.

Section 2.2.Insurance Contract Changes. Except (a) as directed or agreed by the Reinsurer in advance in writing, (b) for any changes initiated by the holder of any Reinsured Policy pursuant to the terms of such Reinsured Policy, (c) for any changes mandated by Applicable Law, in which case the Ceding Company shall consult with the Reinsurer as to any such change, or (d) for policyholder elections in lieu of rate actions to reduce benefits or accept a non-forfeiture option, the Ceding Company shall not, on its own initiative, change the terms of any Reinsured Policy.

Section 2.3.Liability. The Reinsurer’s Liability under this Agreement shall attach as of the Effective Time and, subject to Section 2.2, the Reinsurer’s Liability under this Agreement shall be subject in all respects to the same terms, rates, conditions and Premiums payable to the Ceding Company, and to the same modifications, alterations and cancellations of the Reinsured Policies as the Ceding Company, except that, if the Ceding Company’s liability under the Reinsured Policies is changed because of changes made on or after the Effective Time in the terms and conditions of the Reinsured Policies in violation of the covenant set forth in Section 2.2, the Reinsurer will only share in the change if such change is made in accordance with Section 2.2.

Section 2.4.Indemnity Reinsurance. This Agreement is an indemnity coinsurance agreement solely between the Ceding Company and the Reinsurer, and the performance of the obligations of each Party under this Agreement shall be rendered solely to the other Party. The Ceding Company shall be and shall remain the only party hereunder that is liable to any insured, Policyholder, claimant or beneficiary under any policy reinsured hereunder.

Section 2.5.Territory. The territorial limits of this Agreement shall be identical with those of the Reinsured Policies.

Section 2.6.Reinstatements. If any Reinsured Policy that has lapsed is subsequently reinstated in accordance with its terms or as required by Applicable Law prior to the termination of this Agreement, the reinsurance for such Reinsured Policy under this Agreement shall be reinstated automatically. The Ceding Company shall pay the Reinsurer an amount equal to (a) the Adjusted Statutory Reserves attributable to such Reinsured Policy determined as of the date of reinstatement to the extent the calculation of the Effective Time Adjusted Statutory Reserves as finally determined and transferred to the Reinsurer did not reflect inclusion of the lapsed policy, plus (b) the Quota Share of all amounts received by the Ceding Company in connection with the reinstatement of such Reinsured Policy.

Section 2.7.Discovered In-Force Policies and Lapsed Policies.

(a)In the event that either the Ceding Company or the Reinsurer discovers one or more policies or contracts that such Party reasonably believes should have been included as a Reinsured Policy on Schedule VI of the Master Transaction Agreement but was not so included (a “Discovered Policy”), or, within the Interim Period, finds that a Reinsured Policy listed on Schedule VI of the Master Transaction Agreement had terminated as of the Effective Time

(a “Terminated Policy”), such Party shall promptly notify the other Party in writing of the existence of such Discovered Policy or Terminated Policy. Upon notice of the existence of a Discovered Policy, the Parties shall amend Schedule VI of the Master Transaction Agreement to include such Discovered Policy as a Reinsured Policy and such Discovered Policy shall be reinsured hereunder effective as of the Effective Time; provided, however, that the Reinsurer’s consent shall be required for the inclusion of any such Discovered Policy as a Reinsured Policy if (A) such Discovered Policy was not issued on a policy form set forth in Schedule H hereto or (B) the excess of (i) the aggregate Effective Time Adjusted Statutory Reserves with respect to all Discovered Policies previously added to Schedule VI of the Master Transaction Agreement on or after the Closing Date over (ii) the aggregate Effective Time Adjusted Statutory Reserves with respect to all Terminated Policies has exceeded $25,0000,000. In connection with the addition of any Discovered Policy pursuant to this Section 2.7(a), the Ceding Company shall transfer to the Reinsurer an amount equal to (x)(A) the Effective Time Adjusted Statutory Reserves attributable to such Discovered Policy to the extent that the calculation of the Effective Time Adjusted Statutory Reserves as finally determined did not reflect inclusion of the Discovered Policy, plus (B) the Quota Share of Premiums actually received by the Ceding Company in respect of such Discovered Policy at or after the Effective Time, minus (C) the Quota Share of the Reinsured Liabilities payable by the Reinsurer in respect of such Discovered Policy at or after the Effective Time, in the case of (B) and (C) until the date of inclusion of such Discovered Policy on Schedule VI of the Master Transaction Agreement and to the extent not otherwise reflected in the Cash Flow Amount as finally determined, each of (A), (B) and (C) as reasonably determined by the Ceding Company and (y) an amount equal to interest at an annual rate equal to five and three-quarters percent (5.75%) earned from the Effective Time until the date that such Discovered Policy is added to Schedule VI of the Master Transaction Agreement on an amount equal to the amount transferred pursuant to subclause (x) of this Section 2.7(a).

(b)With respect to any Discovered Policy that does not become a Reinsured Policy pursuant to Section 2.7(a) without the Reinsurer’s consent, the Parties shall cooperate and negotiate in good faith to consider adding such Discovered Policy as a Reinsured Policy and, if applicable, to determine the amount payable to the Reinsurer in respect of the inclusion of such Discovered Policy as a Reinsured Policy.

(c)Any Terminated Policy shall be removed from Schedule VI of the Master Transaction Agreement and the Reinsurer shall reasonably calculate the Effective Time Adjusted Statutory Reserves for such Terminated Policy and transfer to the Ceding Company (i) an amount equal to such Effective Time Adjusted Statutory Reserves to the extent that the calculation of Effective Time Adjusted Statutory Reserves, as finally determined and transferred to the Reinsurer, reflected such Terminated Policies, and (ii) an amount equal to interest at an annual rate equal to five and three-quarters percent (5.75%) earned from the Effective Time until the date that such Terminated Policy is removed from Schedule VI of the Master Transaction Agreement on an amount equal to the amount transferred pursuant to clause (i) of this Section 2.7(c).

Section 2.8.Affiliate Retrocessions and Transfers. Without the prior written consent of the Ceding Company (such consent not to be unreasonably withheld, conditioned or delayed), the Reinsurer agrees to not retrocede or otherwise transfer all or any portion of the risks and liabilities assumed by the Reinsurer with respect to the Reinsured Policies to an Affiliate of the

Reinsurer other than retrocessions or transfers as are or would be effected on or after the fifth (5th) anniversary of the Closing Date, provided, however, as to any retrocession or transfer involving risks ceded with respect to the Reinsured Policies as is made to an Affiliate of the Reinsurer, such Affiliate reinsurer shall (a) undertake and assume an obligation to the Ceding Company to comply with the requirements of (i) Section 2.9 as respects further retrocessions thereby of risks associated with the Reinsured Policies, and (ii) Section 4.4 hereof concerning the management of any investments supporting liabilities and obligations associated with the Reinsured Policies ceded thereto and (b) agree any instance of recapture of risks ceded pursuant to this Agreement shall constitute an equivalent and automatic recapture of risks ceded under any such retrocessional coverage. For the avoidance of doubt, on or after the fifth (5th) anniversary of the Closing Date, the Reinsurer shall be permitted to retrocede or otherwise transfer all or any portion of the risks and liabilities assumed by the Reinsurer with respect to the Reinsured Policies to an Affiliate of the Reinsurer without regard to the limitations set forth in (a)(i) above. Notwithstanding the foregoing, the Reinsurer shall not retrocede or otherwise transfer all or any portion of the risks and liabilities assumed by the Reinsurer with respect to the Reinsured Policies on a basis that the Reinsurer is not directly obligated to the Ceding Company or that reduces in any way the liability of the Reinsurer to the Ceding Company.

Section 2.9.Third Party Retrocessions and Transfers.

(a)The Reinsurer agrees not to retrocede or otherwise transfer all or any portion of the risks and liabilities assumed by the Reinsurer with respect to the Reinsured Policies to any unaffiliated third party prior to the fifth (5th) anniversary of the Closing Date.

(b)On or after the fifth (5th) anniversary of the Closing Date, in connection with any third party, unaffiliated retrocession or transfer, the Reinsurer agrees to not retrocede or otherwise transfer all or any portion of the risks and liabilities assumed by the Reinsurer with respect to the Reinsured Policies which, when taken together with all other third party transfers or retrocessions effected by the Reinsurer and its Affiliates, would retrocede or transfer more than eighty percent (80%) of the aggregate risks and liabilities assumed by the Reinsurer with respect to the Reinsured Policies taken as a whole.

(c)In each case of (a) and (b) above, the foregoing shall apply to the sale of any Affiliate as to which a retrocession of Reinsured Risks has occurred. For the avoidance of doubt, prior to the sale of any Affiliate to which Reinsured Liabilities have been retroceded as permitted hereunder, such retrocession shall be recaptured to the extent that the sale would result in the Reinsurer and its Affiliate retaining in the aggregate no less than 20% of the Reinsurer Liabilities hereunder.

(d)As to any third party, unaffiliated retrocession or transfer involving risks ceded with respect to the Reinsured Policies: (i) the Reinsurer will exercise reasonable diligence in evaluating the financial and operational reliability of its counterparty with respect to any such cession, and (ii) at the Ceding Company’s request, the Reinsurer will meet and confer with the Ceding Company concerning its views and perspectives on any such counterparty.

(e)Notwithstanding the foregoing, the Reinsurer shall not retrocede or otherwise transfer all or any portion of the risks and liabilities assumed by the Reinsurer with respect to the

Reinsured Policies on a basis that the Reinsurer is not directly obligated to the Ceding Company or that reduces in any way the liability of the Reinsurer to the Ceding Company.

ARTICLE III.

PAYMENTS; ADDITIONAL CONSIDERATION; ADMINISTRATION

Section 3.1.Payments by the Parties.

(a)On the Closing Date, the Ceding Company and the Reinsurer shall transfer amounts as set forth in Section 2.04 of the Master Transaction Agreement.

(b)Following the Closing Date, in accordance with Section 2.05 and Section 2.06 of the Master Transaction Agreement, the Parties will finalize the Initial Reinsurance Premium, interest on the Transferred Assets and Cash Flow Amount and make any adjustment payments or Trust Account deposits necessary to reflect the difference between the amounts reflected on the Final Statement of Net Settlement and the Estimated Statement of Net Settlement.

(c)The Ceding Company and the Reinsurer agree that in connection with the initial transfers to be made at Closing, Existing IMR Amount and the Transaction IMR Amount shall be calculated by the Ceding Company in accordance with the definitions of such terms set forth herein and ceded to the Reinsurer.

Section 3.2.Additional Consideration.

(a)As additional consideration for the Reinsurer entering into this Agreement, the Reinsurer shall be entitled to the Quota Share of Premiums actually received at or after the Effective Time by the Ceding Company (the “Additional Consideration”), but without duplication of the payment of the Cash Flow Amount paid pursuant to the Master Transaction Agreement, as finally determined.

(b)The Reinsurer shall have the right in accordance with the terms thereof to collect all Additional Consideration on behalf of the Ceding Company. The Parties acknowledge and agree that the Reinsurer shall be responsible for and has hereby assumed the financial risk of any uncollected or uncollectible Additional Consideration. The Parties intend the Ceding Company’s assignment pursuant to Section 3.2(a) to be a present assignment of all of the Ceding Company’s rights, title and interest in the Additional Consideration and not an assignment as collateral. To the extent that the Ceding Company recovers any Additional Consideration from any third party attributable to the Reinsured Policies, the Ceding Company shall hold such amounts in trust for the benefit of the Reinsurer and shall promptly transfer and deliver such amounts to the Reinsurer, together with any endorsements to effect the transfer and any pertinent information that the Ceding Company may have relating thereto. The Reinsurer is hereby authorized to endorse for payment to the Reinsurer any checks, drafts, money orders and other instruments pertaining to the Additional Consideration that are payable to, or to the order of, the Ceding Company and received by the Reinsurer pursuant to the terms of the Administrative Services Agreement, whether they are delivered to the Bank Accounts or otherwise transferred and delivered by the Ceding Company to the Reinsurer. Direct receipt by the Reinsurer or any of its Affiliates of any such amounts shall satisfy the Ceding Company’s obligations to transfer any such amount to the Reinsurer hereunder. Upon any recapture of the reinsurance ceded under this Agreement, the Additional Consideration shall be automatically re-assigned to the Ceding Company, without the need for any action on the part of the Parties.

Section 3.3.Delayed Payments. If there is a delayed settlement of any payment due hereunder, interest will accrue on such overdue payment at the Interest Rate until settlement is made. For purposes of this Section 3.3 a payment will be considered overdue, and such interest will begin to accrue, on the first day immediately following the date such payment is due. For greater clarity, a payment shall be deemed to be due hereunder on the last date on which such payment may be timely made under the applicable provision.

Section 3.4.Defenses. The Reinsurer accepts, reinsures and assumes the Reinsured Risks subject to any and all defenses, set-offs and counterclaims to which the Ceding Company would be entitled with respect to the Reinsured Risks, it being expressly understood and agreed to by the Parties hereto that no such defenses, set-offs, or counterclaims are or shall be waived by the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby and that the Reinsurer is and shall be fully subrogated in and to all such defenses, set-offs and counterclaims.

Section 3.5.Offset. Except as otherwise provided under Applicable Law, or as to Claim amounts due to Policyholders or other Persons under the Reinsured Policies that are payable by the Reinsurer as administrator pursuant to the Administrative Services Agreement, any debits or credits incurred in favor of or against either the Ceding Company or the Reinsurer under or with respect to this Agreement are deemed mutual debits or credits and may be set off, and only the net balance shall be allowed or paid, regardless of any insolvency, rehabilitation, conservatorship or comparable proceeding by or against the Ceding Company or the Reinsurer. Such right shall apply to the full extent permitted under the laws of the state of domicile of the insolvent party.

Section 3.6.Policy Administration. Subject to the Transition Services Agreement, the Reinsurer shall administer the Reinsured Policies on behalf of the Ceding Company, in each instance in accordance with the terms of the Administrative Services Agreement.

Section 3.7.Bank Accounts. The Reinsurer may open and maintain lockboxes or bank accounts in the name of the Ceding Company with banking institutions for use by the Reinsurer in providing the administrative services thereunder (the “Bank Accounts”). The Reinsurer shall have the exclusive authority over the Bank Accounts including, without limitation, the exclusive authority to (a) designate the authorized signatories on the Bank Accounts, (b) issue drafts on and make deposits in the Bank Accounts in the name of the Ceding Company, (c) make withdrawals from the Bank Accounts and (d) enter into agreements with respect to the Bank Accounts on behalf of the Ceding Company; provided that in no event shall the Ceding Company be responsible for any fees, overdraft charges or other payments, liabilities or obligations with respect to any such Bank Accounts or be obligated to provide funding for the Bank Accounts. The Ceding Company shall do all things reasonably necessary at the Reinsurer’s expense to enable the Reinsurer to open and maintain the Bank Accounts including, without limitation, executing and delivering such depository resolutions and other documents as may be requested from time to time by the banking institutions. The Ceding Company agrees that it shall not be entitled to (i) have any authorized signatories to the Bank Accounts or (ii) have any access to the funds in the Bank Accounts. The Ceding Company further agrees that, without the Reinsurer’s prior written consent, it shall not make any changes to the authorized signatories on the Bank Accounts nor attempt to withdraw any funds therefrom.

Section 3.8.Reports from the Reinsurer.

(a)The Reinsurer shall provide to the Ceding Company periodic accounting and other reports with respect to the Reinsured Policies as specified in the Administrative Services Agreement. Except as otherwise set forth herein or in the Administrative Services Agreement, settlement with respect to amounts owed hereunder by the Reinsurer to the Ceding Company and by the Ceding Company to the Reinsurer shall be performed through the direct payment by the Reinsurer of Reinsured Liabilities and direct receipt by the Reinsurer of Additional Consideration on an ongoing basis in its capacity under the Administrative Services Agreement.

(b)Each calendar quarter, the Reinsurer shall provide to the Ceding Company, by the relevant Capital Reporting Deadline, a calculation of the RBC Ratio of the Reinsurer as of the last day of the immediately preceding calendar quarter, (x) with respect to quarters other than the last quarter of a calendar year, based on the Reinsurer’s good faith estimate using, to the extent any factors are not reasonably available, amounts based on reasonable estimation and annualization or (y) with respect to the last quarter of a calendar year, as calculated by the Reinsurer. In addition, if the RBC Ratio of the Reinsurer as of any quarter-end is below the amount described in clause (a) of the definition of “FMV Triggering Event” herein, the Reinsurer shall provide to the Ceding Company evidence that such shortfall has been cured by the thirtieth (30th) calendar day following the applicable Capital Reporting Deadline, if applicable. Each such calculation shall include reasonable supporting detail with respect to such calculation.

(c)Each Party shall provide written notice to the other Party of the occurrence of any FMV Triggering Event within five (5) Business Days after it becomes aware of such occurrence. In addition, each Party shall promptly respond to the other Party’s reasonable inquiries from time to time concerning the determination of whether a FMV Triggering Event has occurred and is continuing.

(d)At the Ceding Company’s request, the Reinsurer shall provide to the Ceding Company (i) a copy of its annual and quarterly NAIC statement blank and a copy of its annual audited statutory financial statements along with the audit report thereon and (ii) for each Affiliate to which the Reinsurer retrocedes any portion of the Reinsured Risks in accordance with Section 2.8, a copy of the annual and quarterly NAIC statement blank and a copy of the annual audited statutory financial statements of such retrocessionaire along with the audit report thereon (or comparable financial statements if the retrocessionaire is a non-U.S. insurer) and a calculation of the retrocessionaire’s quarterly and annual risk-based capital ratio (or comparable capital adequacy calculation if the retrocessionaire is a non-U.S. insurer).

Section 3.9.Producers. As regards the Reinsured Policies, the Ceding Company shall not modify or amend, or waive any of its rights under, any agreement between it or any of its Affiliates, on the one hand, and any Producer, on the other hand, who has solicited, marketed or sold any of the Reinsured Policies, except (a) to the extent not related to the Reinsured Policies or (b) with the Reinsurer’s prior written consent, which shall not be unreasonably withheld, delayed or conditioned.

Section 3.10.Premium Rate Management During the Measurement Period.

(a)The Parties agree that, prior to the end of the Measurement Period, the Ceding Company shall submit for approval by the applicable Insurance Regulator or other Governmental Authority each of the Specified Actions. Any change to a Specified Action, including amount of requested rate increase, shall only be made at the direction of the Reinsurer pursuant to Section 3.10(b) or with the Reinsurer’s prior written consent, which shall not be unreasonably withheld, delayed or conditioned. The Ceding Company shall use its commercially reasonable efforts during the Interim Period to implement any Specified Action for which approval has been received as promptly as practical following approval thereof. Following the Conversion Date, the Reinsurer shall use its commercially reasonable efforts to implement any Specified Action for which approval has been received as promptly as practical following approval thereof.

(b)During the Measurement Period, the Reinsurer may request that the Ceding Company (i) increase the requested rate increase (and, in connection therewith, may also identify specified benefit alternatives to be offered to policyholders in lieu of any approved premium rate increase) on its then-pending (or scheduled to be filed) Specified Actions (“Reinsurer Rate Increase Request”), or (ii) submit new premium rate increase requests (and, in connection therewith, may also identify specified benefit alternatives to be offered to policyholders in lieu of any approved premium rate increase) for any of the Reinsured Policies not scheduled for an increase pursuant to any Specified Action (“New Reinsurer Rate Increase Request”), in each case, if, in the good faith reasonable judgment of the Reinsurer, the ratio of actual to expected morbidity for the policy forms affected by such rate increase taken as a whole, determined by the Reinsurer in good faith by comparing actual experience with respect to the Reinsured Policies to the projected incurred claims as set forth on Schedule D, is in excess of 107% based on incurred claims measured on an annual basis for any full calendar year period commencing after the Effective Time and concluding prior to any date of calculation prior to the end of the Measurement Period. The Ceding Company shall cooperate in the making of such filings and consent to such requests provided that they meet the requirements set forth above and the rate increases would comply with the Premium Rate Increase Standard. Each Reinsurer Rate Increase Request or New Reinsurer Rate Increase Request shall include a certificate executed by the chief financial officer or chief actuarial officer of the Reinsurer in the form of Schedule E certifying the required adverse experience.

(c)The Ceding Company agrees to use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, and to assist and cooperate with the Reinsurer in doing, all things necessary, proper or advisable to obtain any Specified Action, any Reinsurer Initiated Rate Increase or any New Reinsurer Rate Increase Request.

Section 3.11.Premium Rate Management After the Measurement Period.

(a)Following the Measurement Period, if there has been adverse experience on the Reinsured Policies relative to the Reinsurer’s pricing expectations, the Reinsurer may request that the Ceding Company file (or permit the Reinsurer to file on its behalf as contemplated by the last sentence of Section 3.11(b) if permitted by Applicable Law) premium rate increases (and in connection therewith may also identify specified benefit alternatives to be offered to policyholders in lieu of any approved premium rate increase) with any applicable Insurance Regulators or any other Governmental Authority. Such filings shall (i) be prepared by the Reinsurer for submission to the applicable Insurance Regulators or other Governmental Authority, (ii) be in the name of the Ceding Company, (iii) indicate the Reinsurer’s support for the requested rate or other policy actions and (iv) request increases in the premium rates or other alternative policy changes (in amounts or types, as the case may be, requested by the Reinsurer) that may be charged or implemented with respect to the Reinsured Policies from time to time. The Ceding Company shall consent to such requests provided that the requirements set forth above are met and the rate increases would comply with the Premium Rate Increase Standard. In connection with any premium rate request following the Measurement Period, the Reinsurer shall (y) be responsible for providing any underlying analyses required by the Insurance Regulator or Governmental Authority, subject to the full cooperation and assistance of the Ceding Company as necessary and (z) provide a certificate executed by its chief financial officer or chief actuarial officer in the form of Schedule E certifying the required adverse experience.

(b)The Ceding Company shall cooperate with and provide reasonable assistance to the Reinsurer, each with respect to the making of any premium rates filings (“Premium Rate Filings”) pursuant to Section 3.11(a) with any Insurance Regulator or any other Governmental Authority; provided that, if the Reinsurer is not reasonably able to make such Premium Rate Filings itself, the Ceding Company shall make such Premium Rate Filings. The Ceding Company shall provide copies of all written communications, and a summary of all oral communications, with any Insurance Regulator or any other Governmental Authority with respect to any Premium Rate Filing with respect to the Reinsured Policies as soon as practicable (and, in any event, within five (5) Business Days after the date of such communication). The Reinsurer shall prepare and provide to the Ceding Company for filing a proposed response to such communication as soon as practical and, in any event, with adequate time for the filing of a response within the time period specified by such Insurance Regulator or any other Governmental Authority. Notwithstanding the foregoing, the Ceding Company may, as an alternative to making Premium Rate Filings, arrange for the Reinsurer to be designated as a party authorized to make such filings itself through the National Association of Insurance Commissioners System for Electronic Rates & Form Filing (“SERFF”), in which event the Ceding Company shall have view rights as to such filings and the Reinsurer shall promptly (and in any event within five (5) Business Days) notify the Ceding Company in writing of each written communication, and a summary of any oral communication, with any Insurance Regulator or other Governmental Authority with respect to any Premium Rate Filing and, if not available for viewing on SERFF, provide a copy thereto to the Ceding Company.

(c)The Ceding Company shall not submit any documentation to any Insurance Regulator or any other Governmental Authority with respect to any Premium Rate Filing without the prior written consent of the Reinsurer. The Ceding Company shall provide the Reinsurer the opportunity to participate in all communications initiated by the Ceding Company or with respect to which the Ceding Company has reasonable notice, whether in person, by phone or electronically, between the Ceding Company and any Insurance Regulator or any other Governmental Authority with respect to any Premium Rate Filing.

Section 3.12.General Premium Rate Management.

(a)Except for filings made pursuant to Section 3.10 or Section 3.11, the Ceding Company shall not seek any premium rate increases or other policy modifications or adjustments, including waiver of rights, effective as to any of the Reinsured Policies without the prior written consent of the Reinsurer.

(b)Without the prior written consent of the Reinsurer, the Ceding Company shall not enter into any settlement or arrangement with respect to any Premium Rate Filing with any Insurance Regulator or any other Governmental Authority, or make any changes to Premium Rate Filings.

(c)The Ceding Company shall notify the Reinsurer of its intention to seek premium rate increases on any of its long term care business not included in the Business. In connection with any submission for premium rate increases on any of its long term care business not included in the Business, the Ceding Company shall refrain from requesting or agreeing to new or additional requirements, restrictions or other limitations on the Ceding Company, or the Reinsurer or otherwise pertaining to the ability to seek premium rate increases on the Reinsured Policies, and the Ceding Company shall not enter into any settlement or arrangement with any Insurance Regulator or any other Governmental Authority that would impose any such new or additional requirements, restrictions or limitations on premium rate increases on the Reinsured Policies, in each case without the prior written consent of the Reinsurer, such consent not to be unreasonably withheld, delayed or conditioned.

(d)In connection with Premium Rate Filings, the Reinsurer shall refrain from requesting or agreeing to new or additional requirements, restrictions or other limitations on the Ceding Company or otherwise pertaining to the ability of the Ceding Company to seek premium rate increases on any of the long term care business of the Ceding Company not included in the Business, and the Reinsurer shall not enter into any settlement or arrangement with any Insurance Regulator or any other Governmental Authority that would impose any such new or additional requirements, restrictions or limitations on premium rate increases by the Ceding Company, in each case without the prior written consent of the Ceding Company, such consent not to be unreasonably withheld, delayed or conditioned.

Section 3.13.Experience Refunds. In accordance with the provision and requirements of Schedule F hereto, the Reinsurer shall pay to the Ceding Company an experience refund with respect to the Implemented Specified Actions. In the event the Ceding Company submits a Reinsurer Rate Increase Request in lieu of submission of a Specified Action, the Ceding Company shall be entitled to payment of the Experience Refund in accordance with Schedule F as if such Specified Action qualified as an Implemented Specified Action.

Section 3.14.Expense Reimbursements. The Reinsurer shall owe to the Ceding Company for each calendar month during the term of this Agreement an amount equal to the sum of (a) one and six tenth percent (1.6%) of the net Premiums received after the Effective Time by the Ceding Company, or the Reinsurer on behalf of the Ceding Company, with respect to the Reinsured Policies during such month, which shall be in lieu of reimbursing the Ceding Company for premium tax and guaranty fund assessment amounts incurred by the Ceding

Company allocable to such Premiums, plus (b) seven tenths percent (0.7%) of the net Premiums received after the Effective Time by the Ceding Company, or the Reinsurer on behalf of the Ceding Company, with respect to the Reinsured Policies during such month, which shall be in lieu of reimbursing the Ceding Company for any amounts due under any of the Producer Agreements or otherwise payable to Producers, but in the case of each of clause (a) and clause (b), without duplication of the Cash Flow Amount paid pursuant to the Master Transaction Agreement, as finally determined. The Reinsurer shall pay such amounts to the Ceding Company pursuant to the terms of the Administrative Services Agreement.

Section 3.15.No Third Party Reinsurance. The Ceding Company shall not enter into any agreement to reinsure or otherwise transfer the Business with any Person other than the Reinsurer without the prior consent of the Reinsurer.

ARTICLE IV.

LICENSES; RESERVE CREDIT; SECURITY

Section 4.1.Licenses; Reserve Credit.

(a)At all times during the term of this Agreement, the Reinsurer shall hold and maintain its license or accreditation in the Applicable State so that the Ceding Company may receive Reserve Credit. The Reinsurer shall promptly notify the Ceding Company of any event or change in its licensing or accreditation in an Applicable State or other condition that would be reasonably likely to result or has resulted in any loss of, or impairment to, Reserve Credit. In addition, in furtherance of the performance of the Reinsurer’s obligations under Section 4.1(a), Section 4.1(b) and Section 4.1(d), the Ceding Company and the Reinsurer agree to amend this Agreement, the Trust Agreement or any other Transaction Agreement or execute such additional documents as may be required to ensure continued Reserve Credit on the basis of the licensure or accreditation of the Reinsurer in the Applicable State or the Reinsurer’s provision of collateral, including pursuant to Applicable Reserve Credit Laws.

(b)If the Ceding Company shall be determined to be not entitled to Reserve Credit for the reinsurance provided hereby in any Applicable State, the Ceding Company shall forward to the Reinsurer a statement of the Reinsurer’s share of such ceded obligations and the amounts of additional collateral as are then required to establish the basis for such Reserve Credit and, as promptly as commercially practicable under the circumstances (but in all events within thirty (30) days following the occurrence of such event or, if earlier, the last day provided under Applicable Law for providing such collateral to avoid a loss of Reserve Credit), the Reinsurer shall, at its option and at its expense, take all steps with respect to (i) the deposit by the Reinsurer of additional assets into the Trust Account or (ii) posting one or more Qualifying Letters of Credit as are necessary to permit the Ceding Company to obtain Reserve Credit.

(c)Upon the occurrence and continuation of a Reserve Credit Event, in the event that the Adjusted Statutory Reserves according to SAP as applicable to the Reinsured Policies at such time are materially higher than they would have been under SAP in effect at the Effective Time due to changes in statutory accounting principles, the Ceding Company will cooperate with the Reinsurer in good faith during the thirty (30) day period following the occurrence of such

Reserve Credit Event to seek a permitted practice or other regulatory relief such that the Reinsurer is not required to provide full collateral with respect to such increased reserves in order for the Ceding Company to receive full credit for reinsurance. Notwithstanding the foregoing, the Ceding Company shall not be required to (i) delay compliance with any such change in accounting principles or (ii) adopt any such permitted practice or other regulatory relief if such delay in compliance or the adoption of such permitted practice or regulatory relief is reasonably likely to result in a material adverse effect on the business, results of operations, financial condition, prospects or ratings of the Ceding Company.

(d)Notwithstanding any of the foregoing provisions of Section 4.1(a) or Section 4.1(b), upon the occurrence and continuation of a Qualifying Reserve Credit Event, (i) at the Ceding Company’s request made in writing in conjunction with an exercise of rights under Section 7.3 hereof as respects a Recapture Triggering Event described in clause (c) of the definition of such term which is then continuing and in connection with the completion of the subject recapture, the Reinsurer shall purchase Surplus Notes in an amount requested by the Ceding Company but not in excess of the Surplus Note Funding Amount or (ii) in lieu of such funding commitment and at the Reinsurer’s option in its sole discretion, the Reinsurer shall take, and the Ceding Company shall cooperate in good faith with the Reinsurer in taking, any action required to ensure that the Ceding Company shall continue to receive Reserve Credit.

(e)In the event of a Reserve Credit Event not attributable to the failure of the Reinsurer to be licensed or accredited in the Applicable State or to provide collateral, the Parties shall cooperate in good faith during the seventy-five (75) day period following the occurrence of such Reserve Credit Event to (i) provide information (subject to the other terms and conditions of this Agreement relating to cooperation and sharing of information) reasonably requested by the other to enable the requesting Party to analyze the causes and potential implications of such Reserve Credit Event and (ii) meet in order to: (A) exchange and review their respective views as to such Reserve Credit Event; (B) discuss potential approaches that would avoid such Reserve Credit Event or mitigate its impact; and (C) negotiate in good faith to attempt to agree to modify the terms of this Agreement, on mutually acceptable terms and on an equitable basis, in a way that would eliminate such Reserve Credit Event.

Section 4.2.Security.

(a)On or prior to the Closing Date, the Reinsurer, as grantor, shall establish and thereafter shall maintain, at its sole cost and expense, the Trust Account with the Trustee, naming the Ceding Company as sole beneficiary thereof to secure the Reinsurer’s obligations hereunder. The Reinsurer shall maintain the Trust Account in accordance with the terms of this Agreement. Concurrently with the execution of this Agreement, the Trust Account is being funded with Eligible Assets in accordance with Section 2.04(b) of the Master Transaction Agreement and Section 3.1.

(b)In accordance with the terms set forth herein and in the Trust Agreement, and subject to the provisions of Section 4.6 and Section 4.7 hereof, the Reinsurer shall ensure that the Trust Account holds Eligible Assets in accordance with the terms hereof with a Statutory Book Value equal to the excess of the Required Balance over the stated amount of Qualifying Letters of Credit if permitted by Section 4.1(b). All transfers to and withdrawals from the Trust Account shall be in accordance with and subject to the requirements set forth herein and in the Trust Agreement.

(c)The Reinsurer shall calculate the Required Balance and shall determine the Adjusted Statutory Reserves in accordance with SAP as in effect at the Effective Time applicable to the Ceding Company and otherwise in accordance with the Specified Accounting Principles; provided that, if a FMV Triggering Event has occurred and is continuing as a result of clause (c) of the definition of “FMV Triggering Event”, the Ceding Company shall calculate the Required Balance and shall determine the Adjusted Statutory Reserves in accordance with SAP as in effect as of the date of such determination and otherwise in accordance with the Specified Accounting Principles.

(d)During the term of the Trust Agreement, the Reinsurer shall not, and shall direct that the Trustee shall not, grant or cause or permit to be created or granted in favor of any third person any security interest whatsoever in any of the assets in the Trust Account.

Section 4.3.Trust Account and Settlements. The Trustee shall hold assets in the Trust Account pursuant to the terms of the Trust Agreement. All settlements of account under this Agreement between the Ceding Company and the Reinsurer shall be made in United States dollars in cash or its equivalent.

Section 4.4.Eligible Assets. The assets that may be held in the Trust Account shall consist of cash or investments of the type consistent with the requirements for authorized investments and admitted assets under the insurance laws of the Reinsurer Domiciliary State; provided that (a) each such investment that is a security is issued by an institution that is not the Reinsurer, the Ceding Company or an Affiliate of either Party and (b) such investments comply with the Investment Guidelines; provided, further, that during the continuance of a Reserve Credit Event, such assets shall also meet all requirements under the insurance laws of the Applicable State with respect to providing Reserve Credit to the Ceding Company (the assets meeting the requirements of this sentence being the “Eligible Assets”). Notwithstanding anything else in this Agreement to the contrary, if at any time there are assets in the Trust Account that were Eligible Assets at the time of deposit into the Trust Account but subsequently became assets that are not Eligible Assets, the Reinsurer will not be deemed to have breached the requirements of this Article IV if such assets are replaced with Eligible Assets within the earlier of (i) fifteen (15) Business Days after such assets become non-Eligible Assets or (ii) the last day of the calendar quarter in which such assets fail to be Eligible Assets.

Section 4.5.Deposit of Assets. Prior to depositing assets in the Trust Account, the Reinsurer will execute assignments or endorsements in blank, or transfer legal title to the Trustee of all shares, obligations or any other assets requiring assignments, in order that the Ceding Company, or the Trustee upon the direction of the Ceding Company, may whenever necessary and consistent with the terms of this Agreement and the Trust Agreement negotiate these assets without the consent or signature from the Reinsurer or any other entity.

Section 4.6.Modification During a FMV Triggering Event. The Parties acknowledge and agree that, upon the occurrence of a FMV Triggering Event, certain provisions of this Agreement and the Trust Agreement shall cease to be effective, and other provisions shall automatically be effective, so long as such FMV Triggering Event continues, as described herein and in the Trust Agreement. Provisions that will automatically become modified upon the occurrence and during the continuation of a FMV Triggering Event are as follows: (a) the assets constituting Eligible Assets shall be modified as set forth in Section 4.4 (if a Reserve Credit Event has occurred); (b) the valuation of Eligible Assets in the Trust Account under Section 4.2(b) hereof and all other applicable sections of this Agreement shall be modified from Statutory Book Value to Fair Market Value; (c) Section 4.7(a) governing the use and application of assets in the Trust Account by the Ceding Company prior to a FMV Triggering Event shall not apply, and (d) Section 4.7(b) governing the use and application of assets in the Trust Account during the continuance of a FMV Triggering Event by the Ceding Company shall apply. In addition, as soon as is practicable, but not more than ten (10) Business Days following the date on which the Reinsurer becomes aware of the occurrence of a FMV Triggering Event the Reinsurer shall (i) substitute any assets in the Trust Account that are not Eligible Assets for assets which are Eligible Assets, and (ii) deposit additional assets consisting of Eligible Assets in the Trust Account and/or provide Qualifying Letters of Credit sufficient to ensure that the aggregate Fair Market Value of the Eligible Assets in the Trust Account, together with the available amount under Qualifying Letters of Credit (if any), is not less than the Required Balance as of the last day of the immediately prior calendar quarter end, computed taking into account the occurrence of a FMV Triggering Event, and, in the case of a Reserve Credit Event, complying with the provisions of Section 4.1(b) taking into consideration any modifications of obligations in accordance with Section 4.1(c), if applicable. Upon the termination of any FMV Triggering Event, the above-described modifications to the provisions hereof shall cease to apply, and this Agreement shall be interpreted and applied as though no FMV Triggering Event had occurred. The Ceding Company agrees to deliver a cure notice to the Trustee promptly upon becoming aware that an FMV Triggering Event that has occurred is no longer continuing.

Section 4.7.Ceding Company Draws or Withdrawals.

(a)Outside a FMV Triggering Event. So long as no FMV Triggering Event has occurred and is continuing, the Ceding Company and the Reinsurer agree that the assets maintained in the Trust Account may be withdrawn by the Ceding Company (or any successor by operation of law of the Ceding Company, including, without limitation, any liquidator, rehabilitator, receiver or conservator of the Ceding Company) without diminution because of any insolvency, rehabilitation, conservatorship or comparable proceeding (an “Insolvency”) on the part of the Ceding Company or the Reinsurer, in accordance with the terms of the Trust Agreement, in order to (i) pay or reimburse the Ceding Company for any undisputed amounts due from the Reinsurer under this Agreement and not yet recovered from the Reinsurer, (A) which amounts have not been paid by the Reinsurer within ten (10) days following its receipt of a specific written notice thereof or (B) otherwise with the consent of the Reinsurer or (ii) to pay to the Ceding Company the Terminal Settlement. The amount of any such withdrawal in excess of amounts then due to the Ceding Company hereunder shall be deemed maintained in trust for the benefit of the Reinsurer and promptly returned to the Trust Account, along with interest on such amounts at the Interest Rate for the period that such amounts are held by the Ceding Company.

(b)During a FMV Triggering Event. During the continuation of a FMV Triggering Event, the Ceding Company and the Reinsurer agree that the assets maintained in the Trust

Account may be withdrawn, and any Qualifying Letters of Credit may be drawn, by the Ceding Company, or any successor by operation of law of the Ceding Company, including, without limitation, any liquidator, rehabilitator, receiver or conservator of the Ceding Company, without diminution because of Insolvency on the part of the Ceding Company or the Reinsurer, at any time without notice or consent from the Reinsurer but only for one or more of the following purposes:

(i)	to reimburse the Ceding Company for the Reinsurer’s share of premiums returned to the owners of the Reinsured Policies reinsured hereunder because of cancellations of the Reinsured Policies;

(ii)	to reimburse the Ceding Company for the Reinsurer’s share of benefits or losses payable by the Ceding Company pursuant to the provisions of the Reinsured Policies reinsured hereunder;

(iii)
to fund a segregated account with the Ceding Company in an amount at least equal to the deduction, for reinsurance ceded, from the Ceding Company liabilities for Reinsured Policies ceded hereunder. The account must include, but not be limited to, amounts for policy reserves, claims and losses incurred, including losses incurred but not reported, loss adjustment expenses, and unearned premium reserves; or

(iv)	to pay any other amounts the Ceding Company claims are due hereunder.

The Ceding Company shall return to the Trust Account (x) within five (5) Business Days after withdrawal, assets withdrawn in excess of all amounts due under Sections 4.7(b)(i), (ii) and (iv), or (y), in the case of Section 4.7(b)(iii), assets that are subsequently determined not to be due, within five (5) Business Days of such determination. The Ceding Company shall pay to the Reinsurer interest on such excess withdrawn amounts under Sections 4.7(b)(i), (ii) or (iv) at the Interest Rate for the period that such assets are held by the Ceding Company. Any such excess amount shall at all times be held by the Ceding Company (or any successor by operation of law of the Ceding Company, including any liquidator, rehabilitator, receiver or conservator of the Ceding Company) in trust for the benefit of the Reinsurer and be maintained in a segregated account, separate and apart from any assets of the Ceding Company for the sole purpose of funding the payments and reimbursements described in paragraphs (i), (ii) and (iv) of Section 4.7(b). The Ceding Company shall pay interest in cash to the Reinsurer on the amount withdrawn or drawn upon under Section 4.7(b)(iii), equal to the actual amount of interest, dividends, and other income earned on the assets in such segregated account so long as after payment of such interest the sum of the Fair Market Value of the assets in such segregated account, the Fair Market Value of any remaining assets in the Trust Account and the stated amount of Qualifying Letters of Credit, equals at least, in the aggregate, the Required Balance, and shall otherwise credit to such segregated account all such income earned on the assets in such segregated account. The Ceding Company may at any time substitute or exchange any assets held in such account and invest or reinvest such assets; provided that the assets so substituted or exchanged and all reinvestment assets are Eligible Assets.

Section 4.8.Designated Administrative Account.

(a)So long as no Reserve Credit Event has occurred and is continuing, the Ceding Company and the Reinsurer agree that cash and cash equivalents maintained in the Trust Account may be withdrawn by the Reinsurer on a monthly basis in an amount up to the Monthly Funding Limit, or such larger amount to which the Ceding Company may consent (such consent to relate solely to this Section 4.8(a) and not to be unreasonably withheld, conditioned or delayed), and transferred to the Designated Administrative Account and any such withdrawals shall not be subject to the limitations contained in Section 4.9 with regard to the ratio of Statutory Book Value to Fair Market Value of Eligible Assets held in the Trust Account. Such amounts shall be withdrawn in accordance with the terms of the Trust Agreement. The Ceding Company and the Reinsurer agree to promptly notify the Trustee of each change to the Monthly Funding Limit.

(b)The Ceding Company agrees that, during the continuation of a Reserve Credit Event, it will withdraw cash and cash equivalents maintained in the Trust Account on a monthly basis in an amount determined by the Reinsurer up to the Monthly Funding Limit, or such larger amount to which the Ceding Company may consent (such consent to relate solely to this Section 4.8(b) and not to be unreasonably withheld, conditioned or delayed), and transfer such cash and cash equivalents to the Designated Administrative Account, and such withdrawals shall not be subject to the limitations contained in Section 4.9 with regard to the ratio of Statutory Book Value to Fair Market Value of Eligible Assets held in the Trust Account; provided that, following such withdrawal, (i) the aggregate Fair Market Value of the Eligible Assets plus (B) the face amount of any Qualifying Letters of Credit is no less than 102% of the amount that would be required to be held in the Trust Account as of end of the prior calendar month, calculated based on the most recent report delivered by the Reinsurer under Section 4.9, in order to provide the Ceding Company with Reserve Credit as of the end of such calendar month. Such amounts shall be withdrawn in accordance with the terms of the Trust Agreement. The Ceding Company and the Reinsurer agree to promptly notify the Trustee of each change to the Monthly Funding Limit. The Ceding Company agrees to deliver a cure notice to the Trustee promptly upon becoming aware that a Reserve Credit Event that has occurred is no longer continuing.

Section 4.9.Adjustment of Security and Withdrawals.

(a)The amount of security required to be provided by the Reinsurer hereunder shall be adjusted following the end of each calendar quarter after the Effective Time based on (1) the Required Balance as of the end of such calendar quarter and (2) the Statutory Book Value or, during the continuation of a FMV Triggering Event, the Fair Market Value, of Eligible Assets and the stated amount of any Qualifying Letters of Credit as of the end of such calendar quarter. For the avoidance of doubt, the Reinsurer is not required to provide security in excess of the Required Balance and is entitled to withdraw amounts held in the Trust Account to the extent in excess of the Required Balance, in accordance with the procedures set forth in the Trust Agreement. The amount of security held in the Trust Account shall be adjusted as follows:

(i)	So long as no FMV Triggering Event has occurred and is continuing:

(1)
If the aggregate Statutory Book Value of the Eligible Assets held in the Trust Account as of the end of such calendar quarter is less than the Required Balance, calculated based on the most recent report delivered by the Reinsurer under Section 4.9(b), then the Reinsurer shall, no later than ten (10) Business Days following the Security Funding Reporting Date, transfer additional Eligible Assets to the Trust Account so that the aggregate Statutory Book Value of the Eligible Assets held in the Trust Account is not less than the Required Balance.

(2)
If the aggregate Statutory Book Value of the Eligible Assets in the Trust Account as of the end of such calendar quarter exceeds the Required Balance, then, in addition to the withdrawal rights set forth in Section 4.9(a), the Reinsurer shall have the right to withdraw such excess in accordance with Section 2(b) of the Trust Agreement, provided that the ratio of the aggregate Statutory Book Value of the Eligible Assets held in the Trust Account to the aggregate Fair Market Value of such assets will not increase as a result of such withdrawal other than de minimis increases associated with the removal of cash or cash equivalents.

(ii)	During the continuation of a FMV Triggering Event:

(1)
If the aggregate Fair Market Value of the Eligible Assets held in the Trust Account as of the end of such calendar quarter plus the stated amount of any Qualifying Letters of Credit as of the end of such calendar quarter is less than the Required Balance, calculated based on the most recent report delivered by the Reinsurer under Section 4.9(b), then the Reinsurer shall, no later than ten (10) Business Days following the Security Funding Reporting Date, transfer additional Eligible Assets to the Trust Account and/or increase the stated amount of any Qualifying Letters of Credit so that the aggregate Fair Market Value of the Eligible Assets held in the Trust Account plus the face amount of any Qualifying Letters of Credit is not less than the Required Balance.

(2)
If the aggregate Fair Market Value of the Eligible Assets held in the Trust Account plus the stated amount of any Qualifying Letters of Credit as of the end of such calendar quarter exceeds the Required Balance, then the Reinsurer shall have the right to withdraw such excess in accordance with Section 2(b) of the Trust Agreement or reduce the stated amount of any Qualifying Letters of Credit.

(b)Subject to Section 4.9(c) below, the Reinsurer shall furnish a report (each, a “Quarterly Report”) to the Ceding Company no later than ten (10) Business Days following the end of each calendar quarter (the “Security Funding Reporting Date”); provided that, notwithstanding the foregoing, with respect to the first calendar quarter beginning after the Closing Date, the Security Funding Reporting Date shall be a date no later than thirty (30) calendar days following the end of such calendar quarter. Each Quarterly Report shall include working papers supporting the determination of the Required Balance and a listing of each asset in the Trust Account setting forth the Statutory Book Value and Fair Market Value, as applicable, of each such asset as of the end of the relevant Accounting Period and indicating if any such asset is not an Eligible Asset. In the event that the Ceding Company disagrees in good faith with the Reinsurer’s calculation of Required Balance or of the Statutory Book Value or Fair Market Value, as applicable, of any Eligible Asset or whether any asset is an Eligible Asset as set forth in such report, the Ceding Company may, within ten (10) Business Days after its receipt of the Quarterly Report, deliver written notice to the Reinsurer of such disagreement and the Parties shall attempt in good faith to resolve such disagreement.

(c)In the event that the Ceding Company is responsible for calculating the Required Balance pursuant to Section 4.2(c), in lieu of the corresponding element in the Reinsurer’s Quarterly Report, the Ceding Company shall deliver to the Reinsurer no later than ten (10) Business Days following the end of each calendar quarter for any such quarter in which the Ceding Company shall calculate the Required Balance, a report setting forth its calculation of the Required Balance (the “Ceding Company Required Balance Report”). For any quarter in which the Ceding Company shall deliver a Ceding Company Required Balance Report, the Security Funding Reporting Date shall be a date that is ten (10) Business Days following receipt of the Ceding Company Required Balance Report. In the event that the Reinsurer disagrees in good faith with the Ceding Company’s calculation of Required Balance, the Reinsurer may, within ten (10) Business Days after its receipt of the Ceding Company Required Balance Report, deliver written notice to the Ceding Company of such disagreement and the Parties shall attempt in good faith to resolve such disagreement.

(d)Any resolution as to disagreements arising under Section 4.9(b) or Section 4.9(c) agreed to in writing by the Parties shall be final and binding upon the Parties. If the Parties are unable to resolve any disagreement as to the calculation of Required Balance or of the Statutory Book Value or Fair Market Value, as applicable, of any Eligible Asset or whether any asset is an Eligible Asset within ten (10) Business Days after the Ceding Company delivers written notice of any such disagreement to the Reinsurer, or the Reinsurer delivers written notice of such disagreement to the Ceding Company, as the case may be, the Parties shall jointly request the Independent Accountant to determine the Required Balance or the Statutory Book Value or Fair Market Value, as applicable, of the disputed Eligible Asset or whether the disputed asset is an Eligible Asset as of the relevant date. The Independent Accountant’s determination of the Required Balance or of the Statutory Book Value or Fair Market Value, as applicable, of the disputed Eligible Asset or whether the disputed asset is an Eligible Asset shall be final and binding upon the Parties. Each Party shall pay one-half of the Independent Accountant’s fees, costs and expenses associated with the Independent Accountant’s determination. After a final and binding resolution of any dispute described in this Section 4.9(d) is reached, the Parties agree to make any necessary adjustments under Section 4.9(a) so that (i) absent the occurrence and continuation of a FMV Triggering Event, the aggregate Statutory Book Value of the Eligible Assets held in the Trust Account is not less than the Required Balance, or (ii) during the continuation of a FMV Triggering Event, the sum of the aggregate Fair Market Value of the Eligible Assets held in the Trust Account plus the stated amount of Qualifying Letters of Credit is not less than the Required Balance. In connection with any such disagreement regarding the Fair Market Value of an asset in the Trust Account that does not have a readily observable market price, the Reinsurer shall, upon reasonable request, promptly provide the Ceding Company with a third party valuation analysis prepared by a nationally reputable valuation firm, the reasonable out-of-pocket costs of which will be borne equally by the parties.

ARTICLE V.

OVERSIGHTS; COOPERATION

Section 5.1.Oversights. Inadvertent delays, oversights, errors or omissions made in connection with this Agreement or any transaction hereunder shall not relieve either Party from any liability that would have attached had such delay, oversight, error or omission not occurred. The Parties shall nevertheless cooperate in good faith to rectify such delay, oversight, error or omission as soon as possible after discovery so that both Parties shall be restored as closely as possible to the positions they would have occupied if no delay, oversight, error or omission had occurred.

Section 5.2.Cooperation. The Ceding Company and the Reinsurer shall cooperate with each other in order to accomplish the objectives of this Agreement by furnishing additional information and executing and delivering any additional documents as may be reasonably requested by the other to further perfect or evidence the consummation of, or otherwise implement, any transaction contemplated by this Agreement or the other Transaction Agreements, or to aid in the preparation of any required regulatory filing or financial statement; provided, however, that any such additional documents must be reasonably satisfactory to each Party and not impose upon either Party any material liability, risk, obligation, loss, cost or expense not contemplated by this Agreement or the other Transaction Agreements.

ARTICLE VI.

INSOLVENCY

Section 6.1.Insolvency of the Ceding Company.

(a)In the event of the insolvency of the Ceding Company, all reinsurance made, ceded, renewed or otherwise becoming effective under this Agreement shall be payable by the Reinsurer directly to the Policyholders or other payees under the Reinsured Policies on the basis of the liability of the Ceding Company under the Reinsured Policies without diminution because of the insolvency of the Ceding Company.

(b)It is understood, however, that in the event of such an insolvency of the Ceding Company, the liquidator, receiver or statutory successor of the Ceding Company shall give written notice of the pendency of a claim against the Ceding Company on a Reinsured Policy within a reasonable period of time after such claim is filed in the applicable insolvency proceedings and that during the pendency of such claim the Reinsurer may investigate such claim and interpose, at its own expense, in the proceeding where such claim is to be adjudicated, any defense or defenses which it may deem available to the Ceding Company or its liquidator, receiver or statutory successor. It is further understood that the expense thus incurred by the Reinsurer will be chargeable, subject to Applicable Law and court approval, against the Ceding Company as part of the expense of liquidation to the extent of a proportionate share of the benefit which may accrue to the Ceding Company solely as a result of the defense undertaken by the Reinsurer. To the extent the Reinsurer makes a payment directly to a Policyholder or other beneficiary pursuant to this Section 6.1, (i) the Reinsurer’s corresponding obligation to make such payment under this Agreement shall be deemed satisfied and (ii) the Reinsurer shall be subrogated to all rights of the Ceding Company to the extent of such payment.

ARTICLE VII.

DURATION; RECAPTURE

Section 7.1.Duration. This Agreement shall continue in force until such time as (a) the Ceding Company’s Liability arising out of or resulting from all Reinsured Policies is terminated in accordance with their respective terms and each Party has received payments which discharge the other Party’s Liabilities incurred hereunder prior to such termination, or (b) in accordance with Section 7.3, the Ceding Company has elected to recapture the reinsurance of Reinsured Policies in full, and the Terminal Settlement has been completed in accordance with Section 7.3.

Section 7.2.Survival. Notwithstanding the other provisions of this Article VII, the terms and conditions of Articles I, VII and VIII and the provisions of Sections 11.1, 11.4, 11.5, 11.11 and 11.13 shall remain in full force and effect after the termination of this Agreement.

Section 7.3.Recapture.

(a)Except with respect to a Recapture Triggering Event described in clause (e) of the definition of “Recapture Triggering Event”), following the initial occurrence of a Recapture Triggering Event but only if such Recapture Triggering Event is still continuing, the Ceding Company shall have the right (but not the obligation), within one hundred eighty (180) days after such initial occurrence, to recapture all, and not less than all, of the reinsurance ceded under this Agreement, by providing the Reinsurer with written notice of its intent to effect recapture; provided that, with respect to a Recapture Triggering Event described in clause (e) of the definition of “Recapture Triggering Event”, the Ceding Company shall have the obligation to provide such written notice simultaneously with the occurrence of such event. Recapture of the Reinsured Policies shall be effective on the thirtieth (30th) day following the day on which the Ceding Company has provided the Reinsurer with such notice or such later day as set forth in the Ceding Company recapture notice (the “Recapture Date”). Without prejudice as to any obligations, rights or remedies of any Party under any other Transaction Agreement, upon a recapture by the Ceding Company, the Ceding Company shall recapture all Liabilities arising under or resulting from the Reinsured Policies, other than the Reinsurer Extra-Contractual Obligations.

(b)Following a recapture pursuant to Section 7.3(a), subject to the satisfaction of payment obligations described in Section 7.3, both the Ceding Company and the Reinsurer will be fully and finally released from all rights and obligations under this Agreement in respect of the Reinsured Policies other than the obligations under the provisions that expressly survive termination as provided in Section 7.2. Following the consummation of the recapture, the Reinsurer shall be relieved of ongoing responsibilities for servicing the Reinsured Policies in accordance with the Administrative Services Agreement. Notwithstanding the foregoing, a recapture pursuant to this Section 7.3 will not affect unpaid obligations or Liabilities due and owing under any of the Transaction Agreements.

(c)Notwithstanding the remedies contemplated by this Article VII or the other Transaction Agreements, the Ceding Company may, in its sole discretion, require direct payment by the Reinsurer of any sum in default under this Agreement or any other Transaction Agreement in lieu of exercising the remedies in Article VII, and it shall be no defense to any such claim that such Party might have had other recourse.

(d)Following a recapture of this Agreement pursuant to this Article VII, the Reinsurer shall have the right to engage its own legal representation, at its own cost and expense, and control the defense of any Action, claim or demand with respect to Reinsurer Extra-Contractual Obligations; provided that the Ceding Company shall cooperate with the Reinsurer in good faith with respect to any such Action, claim or demand. In addition, in connection with the Reinsurer’s defense of such Action, claim or demand, subject to compliance with Applicable Law, the Ceding Company shall provide the Reinsurer with access to its books and records and personnel, including, to the extent the Ceding Company has rights thereto, such Representatives, Third Party Administrators and Producers of the Ceding Company and its Affiliates as shall have relevant information concerning such Reinsurer Extra-Contractual Liabilities unless providing such access would (i) jeopardize any attorney-client privilege, work product immunity or any other legal privilege or similar doctrine or (ii) contravene any Applicable Law, court order, regulatory agreement or agreement (including any confidentiality agreement to which the Ceding Company or any its Affiliates is a party), it being understood that the Ceding Company shall use commercially reasonable efforts to obtain waivers or make other arrangements (including redacting information or entering into joint defense agreements) that would otherwise enable access to the Reinsurer to such materials without so jeopardizing its privilege or contravening such Applicable Law, court order, contractual duty or agreement. Notwithstanding anything to the contrary herein, the failure by the Ceding Company to provide such access shall release the Reinsurer from its continuing obligations with respect to Reinsurer Extra-Contractual Obligations to the extent the Reinsurer is actually prejudiced by such failure.

Section 7.4.Recapture Payments.

(a)In connection with a recapture pursuant to Section 7.3, the Ceding Company shall prepare a settlement statement within fifteen (15) calendar days after the Recapture Date (the “Terminal Settlement Statement”) setting forth the terminal settlement calculated in accordance with Schedule B (the “Terminal Settlement”). If the undisputed amount of the Terminal Settlement is positive, then within ten (10) Business Days following the date on which the Ceding Company delivers the Terminal Settlement Statement to the Reinsurer (i) the Reinsurer and the Ceding Company shall instruct the Trustee pursuant to the Trust Agreement to transfer to the Ceding Company assets with a Fair Market Value equal to such undisputed amount to the extent not otherwise paid by the Reinsurer in cash prior to such date (or if the assets in the Trust Account are insufficient for such payment, instruct the Trustee to transfer all assets remaining in the Trust Account to the Ceding Company) and (ii) if the assets in the Trust Account are insufficient for payment of such undisputed amount, the Reinsurer shall pay any shortfall to the Ceding Company in cash. If the undisputed amount of the Terminal Settlement is negative, then within ten (10) Business Days following the date on which the Ceding Company delivers the Terminal Settlement Statement to the Reinsurer, the Ceding Company shall pay to the Reinsurer the amount of the Terminal Settlement in cash. In addition, following the Terminal Settlement, the Trust Account shall be terminated and any remaining amounts or amount held in trust pursuant to Article IV shall be released to the Reinsurer after the full satisfaction of the Terminal Settlement pursuant to the Terminal Settlement Statement. The Ceding Company shall promptly take all actions, including providing written consent to the Trustee, to permit such termination of the Trust Account and release of such assets to the Reinsurer.

(b)In the event that the Reinsurer disagrees with the calculation of the Terminal Settlement, the Reinsurer shall within ten (10) Business Days after its receipt of such report deliver written notice to the Ceding Company of such disagreement and the Parties shall attempt in good faith to resolve such disagreement. Any resolution agreed to in writing by the Parties shall be final and binding upon the Parties. If the Parties are unable to resolve any disagreement within ten (10) Business Days after the Reinsurer delivers written notice of any such disagreement to the Reinsurer, either Party may request the Independent Accountant to determine the Terminal Settlement. The Independent Accountant’s determination of the Terminal Settlement shall be final and binding upon the Parties. The fees, costs and expenses associated with the Independent Accountant’s determination shall be allocated between the Ceding Company and the Reinsurer in accordance with the Independent Accountant’s judgment as to the relative merits of the Parties’ proposals in respect of the dispute. Within ten (10) Business Days after a final and binding resolution of any dispute described in this Section 7.4(b) is reached, the Parties agree to make any necessary adjustments under Section 7.4(a).
ARTICLE VIII.

INDEMNIFICATION

Section 8.1.Reinsurer’s Obligation to Indemnify. The Reinsurer hereby agrees to indemnify, defend and hold harmless the Ceding Company and its Affiliates and their respective officers, directors, stockholders, employees, Representatives, successors and assigns (collectively, the “Ceding Company Indemnified Parties”) from and against any and all Indemnifiable Losses incurred by the Ceding Company Indemnified Parties to the extent arising from any breach by the Reinsurer of the covenants and agreements of the Reinsurer contained in this Agreement.

Section 8.2.Ceding Company’s Obligation to Indemnify. The Ceding Company hereby agrees to indemnify, defend and hold harmless the Reinsurer and its Affiliates and their respective officers, directors, stockholders, employees, Representatives, successors and assigns (collectively, the “Reinsurer Indemnified Parties”) from and against any and all Indemnifiable Losses incurred by the Reinsurer Indemnified Parties to the extent arising from (i) any breach by the Ceding Company of the covenants and agreements of the Ceding Company contained in this Agreement or (ii) any Excluded Liability.

Section 8.3.Applicability of Master Transaction Agreement. The procedures, but not the limitations, set forth in Sections 8.05, 8.06 and 8.08 of the Master Transaction Agreement shall apply to Indemnifiable Losses under this Article VIII.

Section 8.4.Waiver of the Duty of Utmost Good Faith. The Ceding Company and the Reinsurer each hereby absolutely and irrevocably waives resort to the duty of “utmost good faith” or any similar principle in connection with this Agreement, the Master Transaction Agreement or any other Transaction Agreement.

ARTICLE IX.

DAC TAX

Section 9.1.DAC Tax.

(a)The Ceding Company and the Reinsurer hereby agree that the joint election provided for in Regulation 1.848-2(g)(8) will not be made.

(b)Both parties to this Agreement agree to exchange information pertaining to the amount of the net consideration (as defined in Treasury Regulations section 1.848-2(f)) under this Agreement each year to ensure consistency or as otherwise required by the U.S. Internal Revenue Service. If requested, either party will provide supporting information reasonably requested by the other party with appropriate certification as to completeness, accuracy and consistency with the providing party’s books and records.

ARTICLE X.

MANAGEMENT OF ACTIONS

Section 10.1.Certain Notifications. Each Party shall as promptly as reasonably practicable (and in no event later than five (5) Business Days after such Party becomes aware of such matter) notify the other Party of the occurrence of any of the following: (x) the commencement, or, to its knowledge, threatened commencement (provided that the Ceding Company shall not be required to provide notice of such threatened commencement prior to the Conversion Date), by any Person other than a Governmental Authority of an Action that relates to the Business or any of the Reinsured Policies, (y) the commencement, or, to its knowledge, threatened commencement (provided that the Ceding Company shall not be required to provide notice of such threatened commencement prior to the Conversion Date), by a Governmental Authority of a claim, examination, inquiry, dispute or other Action that relates to the administration of the Transaction Agreements or relates to the Business or the Reinsured Policies and (z) without duplication of the foregoing, any other matter, fact or circumstances involving the assertion or, to its knowledge, threatened assertion (provided that the Ceding Company shall not be required to provide notice of such threatened assertion prior to the Conversion Date) by any Person of any claim or assertion which, if resolved adversely to the Ceding Company or the Reinsurer, as applicable, would reasonably be expected to have an adverse effect on the financial or operating interests of the Ceding Company or the Reinsurer with respect to the Reinsured Policies. Any such notification shall include a reasonably detailed synopsis of the underlying matter, including (i) a summary of the nature and status of any such dispute, Action, examination or inquiry, as the case may be, (ii) a description of the alleged acts, errors or omissions giving rise to such matter, (iii) a statement as to whether, in the view of such Party based on the facts and circumstances as then known or apparent, such matter constitutes in whole or in part, or may reasonably be expected to give rise to, an assertion of (A) an Excluded Liability, including, without limitation, a Ceding Company Extra-Contractual Obligation, or (B) a Reinsured Liability, including, without limitation, a Reinsurer Extra-Contractual Obligation and (iv) as commercially practicable, copies of any files or other documents that such other Party may reasonably request in connection with its review of such matters.

Section 10.2.Control of Actions. Subject to the requirements of Section 10.3 hereof, with respect to any claim, examination, inquiry, dispute or Action that relates to the Business or any of the Reinsured Policies:
(a)As respects the Specified Litigation, the Ceding Company shall be the Controlling Party.

(b)If such Action is, or involves the assertion of, an Excluded Liability, including, without limitation, a Ceding Company Extra-Contractual Obligation, by a Person other than a Governmental Authority, then the Ceding Company shall be and remain the Controlling Party.

(c)If such Action is, or involves solely the assertion of, a Reinsured Liability by a Person other than a Governmental Authority, then the Reinsurer shall be the Controlling Party with respect to such matter.

(d)If such claim, examination, inquiry, dispute or Action is, or involves assertions or claims made by or on behalf of a Governmental Authority, then, as respects such assertions or claims (i) as are (y) unrelated to the Business or (z) related to but not predominantly related to the Business (in each case including as determined pursuant to Section 11.6 hereof), the Ceding Company shall be the Controlling Party and (ii) as are predominantly related to the Business (including as determined pursuant to Section 11.6 hereof), the Reinsurer shall be the Controlling Party; provided that, with respect to any such claim, examination, inquiry, dispute or Action that is predominantly related to the Business, after the Conversion Date, the Reinsurer shall prepare, with a copy to the Ceding Company, such response to the Governmental Authority as required within the Governmental Authority’s requested time frame for response or if no such time frame is provided, within the time frame as allowed by Applicable Law; provided that, if the Reinsurer prepares the proposed response, it shall, to the extent practicable, provide such proposed response to the Ceding Company for its prior review and shall take into account any recommendations of the Ceding Company that are provided to the Reinsurer in a timely manner with respect to such response and shall not unreasonably reject such recommendation or settle or compromise any such claim, examination, inquiry, dispute or Action without the Ceding Company’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed).

(e)Except as to Actions relating solely to Reinsured Liabilities (with respect to which the Reinsurer shall be the Controlling Party), not more than once during the pendency of any matter described in one or more of clauses (b) or (d)(ii) of this Section 10.2, provided that the

Non-Controlling Party has an RBC Ratio (or, with respect to the Ceding Company, calculated in the same manner as RBC Ratio) of at least 200% at such time, the Non-Controlling Party shall have the right to irrevocably assume control of the defense and management of the subject matter and thereafter to be and remain the Controlling Party with respect thereto; provided, however, that any such undertaking shall be made in writing and will result in a waiver of such Party’s rights under Section 11.6(e) with respect to the underlying matter; provided, further, that such assuming Controlling Party shall be liable for all damages, losses, liabilities, obligations, costs and expenses arising out of such matter after the date that it assumes the role of Controlling Party.

(f)Notwithstanding anything in this Agreement to the contrary, the Ceding Company, upon written notice to the Reinsurer and at its own cost and expense, without waiving any right to indemnification or payment that it may have under the terms of any Transaction Agreement, shall have the right, but not the obligation, to supervise and control the defense and or settlement of any examination or Action initiated by a Governmental Authority that relate predominantly to the Business that (i) seeks an order, injunction or other equitable relief against the Ceding Company or any of its Affiliates or the conduct of business by the Ceding Company and its Affiliates or (ii) if successful, would reasonably be expected to materially interfere with the business, financial condition, or reputation of the Ceding Company or any of its Affiliates. In such event, the Ceding Company shall become the Controlling Party; provided that the Ceding Company shall (A) ensure that the Reinsurer has an opportunity to consult with the Ceding Company with respect to such examination or Action and shall ensure that any recommendations of the Reinsurer with respect thereto are considered by the Ceding Company, (B) act reasonably and in good faith in determining the course of action with respect to such examination or Action, (C) give to the Reinsurer a copy of any proposed written response or other material written communications to the Governmental Authority with respect to such examination or Action and a reasonable opportunity to provide comments thereon, which comments shall be considered in good faith by the Ceding Company and (D) give to the Reinsurer reasonable prior written notice of the time and place when any meetings or telephone calls are scheduled with the Governmental Authority with respect to such examination or Action and, if permitted by such Governmental Authority, provide the Reinsurer the opportunity to attend and participate in any such meeting or telephone call.

Section 10.3.Obligations of Controlling Parties.

(a)At its own cost and expense, the Controlling Party shall adequately supervise, manage and control the investigation, contest, defense and/or settlement of the underlying claim, examination, inquiry, dispute or Action and shall have the authority hereunder as required to effect such supervision, management and control; provided, however, that, to the extent reasonably practicable, the Controlling Party shall provide the Non-Controlling Party with an adequate opportunity to comment in advance on the management and control of any such matter and shall give due regard to, and not unduly reject, any recommendations of the Non-Controlling Party made with respect to such matter, including, with respect to class actions, recommendations as to litigation strategy during the pre-certification stage or related to any appeal of class certification.

(b)The Controlling Party shall keep the Non-Controlling Party reasonably informed of the progress of all such examinations, inquiries, disputes or Actions as to which it serves as Controlling Party and, at the request of the Non-Controlling Party, will provide thereto periodic reports as to the nature and status of any such examinations, inquiries, disputes or Action as the same relate to the Business, the alleged acts, errors or omissions giving rise to such matters and copies of any files or other documents related to such matter that the Non-Controlling Party may reasonably request in connection with its review of such matters.

(c)Absent the prior written consent of the Non-Controlling Party, which consent may not be unreasonably withheld, conditioned or delayed, the Controlling Party shall not settle any examination, inquiry, dispute or Action unless (i) such settlement does not include admission of fault, culpability or failure to act by the Non-Controlling Party, (ii) a full and complete release is provided to the named defendant in connection with the settlement, (iii) the sole relief for such examination or Action is monetary damages paid by the Controlling Party and such settlement of any examination, inquiry, dispute or Action by a Person other than a Governmental Authority does not subject the Non-Controlling Party to injunctive relief or any other equitable remedy, (iv) such settlement does not contain any restriction or condition that would materially adversely affect the Non-Controlling Party or the conduct of the Business by the Reinsurer, (v) the Action is not certified as a class action, (vi) such settlement does not include a policy buy-out offer which, to the extent to be claimed as a Reinsured Liability hereunder, involves payment of amounts in the aggregate more than $25,000, or (vii) such settlement does not require a material change in administrative practices with respect to the Business unless required to comply with the Applicable Law.

Section 10.4.Further Cooperation and Control Rights.

(a)Notwithstanding anything in this Agreement to the contrary, the Ceding Company shall have the right to engage in its own separate legal representation, at its own expense, and to participate fully in, but not control, the defense of any Action that relates predominantly to the Business with respect to which the Ceding Company is a named party, without waiving any right to indemnification or payment that it may have under the terms of any Transaction Agreement.

(b)Any Legally Required Actions reasonably required in support of the rights and obligations undertaken in this Article X shall be taken by the Ceding Company promptly (and, in any event, within the time frame prescribed by Applicable Law) and without any condition or limitation not specifically provided herein other than as required under Applicable Law, at the expense of the Reinsurer, but subject to the rights of the Controlling Party set forth in Section 10.2.

(c)Each Party hereto shall cooperate with and assist the Controlling Party in responding to, defending, prosecuting and settling any claim, examination, inquiry, dispute or Action under this Article X; provided that no Party shall be required to waive any applicable attorney-client, attorney work product or other evidentiary privileges and provided, further, that each Party shall, and shall cause its Affiliates to, use reasonable best efforts to assist and enable information to be furnished or made available to the other Party without so jeopardizing privilege, including by entering into a customary joint defense agreement or common interest agreement with the requesting Party to the extent such an agreement would preserve the applicable privilege or protection. Neither the Ceding Company nor the Reinsurer shall have the authority to institute, prosecute, or maintain any legal or regulatory proceeding on behalf of the other Party without the prior written consent of such other Party.

(d)If there is a change in the identity of the Controlling Party as respects any claim, examination, inquiry, dispute or Action concerning a Reinsured Policy, the previous Controlling Party shall, at the request of the new Controlling Party, cooperate with and assist the new Controlling Party in responding to, defending, prosecuting or settling the related dispute or Action, including transferring all relevant information and records as promptly as practicable to the new Controlling Party; provided that no Party shall be required to waive any applicable attorney-client, attorney work product or other evidentiary privileges; provided, further, that each Party shall, and shall cause its Affiliates to, use reasonable best efforts to assist and enable information to be furnished or made available to the other Party without so jeopardizing privilege, including by entering into a customary joint defense agreement or common interest agreement with the requesting Party to the extent such an agreement would preserve the applicable privilege or protection.

ARTICLE XI.

MISCELLANEOUS

Section 11.1.Notices. All notices, requests, consents, claims, demands and other communications under this Agreement shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by overnight courier service, by electronic mail (followed by delivery of an original via overnight courier service) or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties hereto at the following respective addresses (or at such other address for a party hereto as shall be specified in a notice given in accordance with this Section 11.1):

(a)if to the Ceding Company:

Bankers Life and Casualty Company
111 E. Wacker Drive, Suite 2100
Chicago, IL 60601
Attention: General Counsel
Email address: matt.zimpfer@cnoinc.com

with a copy (which shall not constitute notice) to:
Willkie Farr & Gallagher LLP
787 Seventh Avenue
New York, NY 10019
Attention:    John M. Schwolsky
Donald B. Henderson, Jr.
Email address: jschwolsky@willkie.com
dhenderson@willkie.com

(b)if to the Reinsurer:

Wilton Reassurance Company
20 Glover Avenue, 4th Floor
Norwalk, Connecticut 06850
Attention: Chief Executive Officer
Facsimile: 203 762 4411
Email address: mfleitz@wiltonre.com

with copies (which shall not constitute notice) to:
Wilton Reassurance Company
20 Glover Avenue, 4th Floor
Norwalk, Connecticut 06850
Attention: General Counsel
Facsimile: 203 762 4431
Email address: msarlitto@wiltonre.com

Wilton Reassurance Company
20 Glover Avenue, 4th Floor
Norwalk, Connecticut 06850
Attention: Vice President, Associate General Counsel, Transactions
Facsimile: 203 762 4431
Email address: sdoran@wiltonre.com

Debevoise & Plimpton
919 Third Avenue
New York, NY 10022
Attention: Marilyn Lion
Facsimile: 212 521 7108
Email address: malion@debevoise.com

or at such other address for a party hereto as such party may hereafter specify for the purpose by notice to the other Party hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. on a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed to have been received on the next succeeding Business Day in the place of receipt.
Section 11.2.Entire Agreement. This Agreement, together with the Schedules referred to herein, the Master Transaction Agreement, the Trust Agreement, and the other Transaction Agreements delivered pursuant hereto and thereto contain the entire agreement among the Parties with respect to the subject matter hereof and supersede all prior agreements, written or oral, with respect thereto.

Section 11.3.Waivers and Amendments. This Agreement may be amended, superseded, canceled, renewed or extended, and the terms hereof may be waived, only by a written instrument signed by the Parties, or, in the case of a waiver, by the Party waiving compliance. No delay on the part of any Party on exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any Party of any right, power or privilege, nor any single or partial exercise of any such right, power or privilege, preclude any further exercise thereof or the exercise of any other such right, power or privilege. The rights and remedies herein provided are cumulative and, unless provided otherwise in this Agreement or in the other Transaction Agreements, are not exclusive of any rights or remedies that any party may otherwise have at law or in equity.

Section 11.4.Governing Law.

EXCEPT AS OTHERWISE SET FORTH HEREIN AS TO THE APPLICATION OF THE INSURANCE LAWS OF THE CEDING COMPANY DOMICILIARY STATE OR THE REINSURER DOMICILIARY STATE, THIS AGREEMENT SHALL BE GOVERNED IN ALL RESPECTS, INCLUDING AS TO VALIDITY, INTERPRETATION AND EFFECT, BY THE LAWS OF NEW YORK, WITHOUT GIVING EFFECT TO ITS PRINCIPLES OR RULES OF CONFLICT OF LAWS, TO THE EXTENT SUCH PRINCIPLES OR RULES ARE NOT MANDATORILY APPLICABLE BY STATUTE AND WOULD PERMIT OR REQUIRE THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.
Section 11.5.Dispute Resolution.

(a)The Parties hereby irrevocably submit to the jurisdiction of the courts of the State of New York and the federal courts of the United States of America located in the State, City and County of New York in any action arising out of or relating to this Agreement or the transactions contemplated hereby. The Parties irrevocably agree that all claims in respect of the interpretation and enforcement of the provisions of this Agreement, and in respect of the transactions contemplated hereby, shall be heard and determined in such courts, and that, subject to the Parties’ agreement and obligation to arbitrate certain matters pursuant to Section 11.6, such jurisdiction of such courts with respect thereto shall be exclusive, except solely to the extent that all such courts shall lawfully decline to exercise such jurisdiction. Subject to the Parties’ agreement and obligation to arbitrate certain matters pursuant to Section 11.6, the Parties hereby waive, and agree not to assert, to the maximum extent permitted by law, as a defense in any Action for the interpretation or enforcement hereof or in respect of any such transaction, that it is not subject to such jurisdiction or that such Action may not be brought or is not maintainable in such courts or that the venue thereof may not be appropriate or that this Agreement may not be enforced in or by such courts. The Parties hereby consent to and grant any such court jurisdiction over the person of such parties and agrees that mailing of process or other papers in connection with any such Action in the manner provided in Section 11.1 or in such other manner as may be permitted by law, shall be valid and sufficient service thereof. The Parties agree that final judgment in any such Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(b)EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT

OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 11.6.Expedited Dispute Resolution for Special Matters.

(a)Scope. Any dispute or other matter in question between the Parties arising out of, relating to or in connection with (i) the determination of whether an Extra-Contractual Obligation constitutes or, if realized, would constitute a Reinsurer Extra-Contractual Obligation or a Ceding Company Extra-Contractual Obligation, (ii) the determination of which Party is the Controlling Party pursuant to Section 10.2 and (iii) the arbitrability of any such dispute or other matter in question, shall be resolved by arbitration as set forth in this Section 11.6.

(b)Initial Appointment and Qualifications. Within ten (10) Business Days after the Closing Date, (i) the Parties shall agree on a panel of three (3) dis-interested arbitrators (the “Arbitrators”) and shall provide such arbitrators with copies of the Transaction Agreements. If the Parties cannot agree on all three (3) arbitrators within ten (10) Business Days after the Closing Date, the Parties shall jointly request the International Institute for Conflict Prevention and Resolution (the “CPR Institute”) to submit to the Parties a list of ten (10) candidates to serve as Arbitrators. Each candidate shall have experience in the long-term care industry; provided that, if a Party fails to object to the experience or qualifications of an Arbitrator within five (5) Business Days after his or her appointment, such Party shall be deemed to have conclusively accepted the experience and qualifications of such Arbitrator. If the Parties do not within ten (10) Business Days after the receipt of such list from the CPR Institute agree on the remaining Arbitrators, the CPR Institute shall choose the remaining Arbitrators. Any challenge to an Arbitrator shall be decided by the CPR Institute. If, at any time during the term of this Agreement following the initial appointment of Arbitrators, the total number of Arbitrators is less than three (3), either Party may request that the CPR Institute appoint additional Arbitrators to bring the total number of Arbitrators to three (3). At all times, one of the Arbitrators must be designated as the arbitrator responsible for making initial determinations under this Section 11.6 (the “Initial Arbitrator”). If the Parties do not agree on the selection of the Initial Arbitrator within ten (10) Business Days after the appointment of the third Arbitrator, the CPR Institute shall designate one of the Arbitrators as the Initial Arbitrator. If the Initial Arbitrator is unavailable to make an initial determination under this Section 11.6, the CPR Institute shall designate one of the remaining Arbitrators to serve as the Initial Arbitrator for purposes of that proceeding alone.

(c)Notice of Special Matters and Good Faith Efforts to Resolve. The Parties shall provide each other with prompt written notice of the assertion, threatened assertion or occurrence of a Special Matter. The Parties shall work together diligently and in good faith to make jointly any and all determinations as may be required hereunder to be made in order to timely apportion responsibility for the management and control of, and ultimate economic responsibility for, any such matter on a basis consistent with the terms of this Agreement. Once a Party notifies the other of a subject claim, dispute, inquiry, examination or Action and invokes this Section 11.6, the Parties shall have three (3) Business Days (or such longer period as they may agree) within which to negotiate a resolution to each Special Matter related thereto. At the end of such three (3) Business Day period, if the Parties have not agreed on the resolution of the specified Special

Matter(s), either Party may initiate arbitration pursuant to the expedited dispute resolution process described in Section 11.6(d).

(d)Process. Within two (2) Business Days after the initiation of arbitration pursuant to the final sentence of Section 11.6(c), each Party shall make a written submission to the Initial Arbitrator of no more than five (5) pages (exclusive of any exhibits or affidavits), outlining the issues in dispute and the reasons for their respective positions. The written submissions shall be exchanged between the Parties at the same time they are submitted to the Initial Arbitrator. The sole function and power of the Initial Arbitrator shall be to (i) if applicable, decide whether an Extra-Contractual Obligation constitutes or, if realized, would constitute a Reinsurer Extra-Contractual Obligation or a Ceding Company Extra-Contractual Obligation and (ii) determine which Party is the Controlling Party pursuant to Section 10.2, in each case in accordance with the terms and provisions of this Agreement (each, a “Determination”). In making the Determination or Determination, the Initial Arbitrator shall be guided by the definitions of the terms “Ceding Company Extra-Contractual Obligations”, “First Material Act”, “Excluded Liabilities” and “Reinsurer Extra-Contractual Obligations” and the provisions of Section 10.2 and while honoring the provisions of the Transaction Agreements, implement the apparent intentions of the Parties hereto. The Parties shall instruct the Initial Arbitrator to make the applicable Determination or Determinations as soon as possible following the Parties’ submissions and, in any event, within two (2) Business Days after receipt of the Parties’ submissions. The Parties shall share equally the costs of any arbitration brought pursuant to this Section 11.6; provided that each Party in such proceeding shall bear its own attorneys’ fees and litigation costs.

(e)Reconsideration for Purposes of Final Liability Allocations. No more than once during the pendency of any subject claim, dispute, inquiry, examination or Action with respect to an actual or alleged Extra-Contractual Obligation, each Party shall have the right, upon written notice to the other Party and the Arbitrators, to initiate arbitration before the full panel of Arbitrators to challenge the initial Determination by the Initial Arbitrator in respect of the assignment of economic responsibility for such Extra-Contractual Obligation; provided that such written notice must be provided (i) generally, including as respects any putative class action as to which class certification is denied, within thirty (30) days following the earliest of (A) the initial entry of judgment in a trial court proceeding or arbitration proceeding or (B) the decision on a motion or any other determination at trial or arbitration proceeding by a finder of fact and (ii) as to any putative class action as to which class certification is granted, within thirty (30) days after such class is certified. Within thirty (30) days after the initiation of arbitration pursuant to this Section 11.6, each Party shall submit presentations to the panel of the Arbitrators outlining the issues in dispute and the reasons for their respective positions. The written submissions shall be exchanged between the Parties at the same time they are submitted to the Arbitrators. The Arbitrators shall schedule such hearings as they deem necessary to hear evidence and argument. The Parties shall direct the Arbitrators to render a Determination within thirty (30) days after the date that the Arbitrators receive the materials submitted by the Parties for disposition or the conclusion of the hearing, whichever is later. The Party initiating the arbitration pursuant to this Section 11.6 shall bear the costs of any such arbitration; provided that each Party in such proceeding shall bear its own attorneys’ fees and litigation costs.

(f)Federal Arbitration Act Governs. Notwithstanding that this Agreement shall be governed by the laws of the State of New York in accordance with Section 11.4, the rights and procedures applicable to any arbitration commenced under this Section 11.6 shall be governed by the Federal Arbitration Act.

(g)Location of Proceedings. The location of all arbitration proceedings shall be New York, New York or shall be such other location as may be mutually agreed upon by the Parties.

Section 11.7.No Third Party Beneficiaries. Except as otherwise expressly set forth in any provision of this Agreement, including with respect to the Ceding Company Indemnified Parties and the Reinsurer Indemnified Parties, nothing in this Agreement is intended or shall be construed to give any Person, other than the Parties, their successors and permitted assigns, any legal or equitable right, remedy or claim under or in respect of this Agreement or any provision contained herein.

Section 11.8.Expenses. Except as otherwise provided herein or in the other Transaction Agreements, the Parties hereto shall each bear their respective expenses incurred in connection with the negotiation, preparation, execution, and performance of this Agreement and the transactions contemplated hereby, including all fees and expenses of counsel, actuaries and other Representatives.

Section 11.9.Counterparts. This Agreement may be executed by the Parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all, of the Parties hereto. Each counterpart may be delivered by facsimile or electronic mail transmission, which transmission shall be deemed delivery of an originally executed document.

Section 11.10.Severability. Any term or provision of this Agreement that is determined by a court of competent jurisdiction to be inoperative or unenforceable for any reason shall, as to that jurisdiction, be ineffective solely to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. If any provision of this Agreement is determined by a court of competent jurisdiction to be so broad as to be unenforceable, that provision shall be interpreted to be only so broad as is enforceable.

Section 11.11.Treatment of Confidential Information. The Ceding Company agrees to comply with Section 5.04 of the Master Transaction Agreement and all Privacy and Security Laws in connection with this Agreement. Such requirement shall survive the termination of this Agreement.

Section 11.12.Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors, permitted assigns and legal representatives. Unless otherwise provided herein, neither this Agreement nor any right or obligation hereunder may be assigned by any Party (in whole or in part) by operation of law, including through a division statute, or otherwise, without the prior written consent of the other Party hereto.

Section 11.13.Further Assurances. Following the Closing Date, each of the Parties shall cooperate and consult with each other in order to accomplish the objectives of this Agreement and the other Transaction Agreements and to keep the other Party informed of material developments with respect to their respective long term care businesses.

Section 11.14.Rules of Construction. Interpretation of this Agreement shall be governed by the following rules of construction: (a) words in the singular shall be held to include the plural and vice versa, and words of one gender shall be held to include the other gender as the context requires; (b) references to the terms Preamble, Recitals, Article, Section, paragraph, Schedule and Exhibit are references to the Preamble, Recitals, Articles, Sections, paragraphs, Schedules and Exhibits to this Agreement unless otherwise specified; (c) references to “$” shall mean U.S. dollars; (d) the word “including” and words of similar import shall mean “including without limitation,” unless otherwise specified; (e) the word “or” shall not be exclusive; (f) the words “herein,” “hereof,” “hereunder” or “hereby” and similar terms are to be deemed to refer to this Agreement as a whole and not to any specific Section; (g) the headings are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement; (h) this Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted; (i) if a word or phrase is defined, the other grammatical forms of such word or phrase have a corresponding meaning; (j) references to any statute, listing rule, rule, standard, regulation or other law include a reference to (A) the corresponding rules and regulations and (B) each of them as amended, modified, supplemented, consolidated, replaced or rewritten from time to time; (k) references to any section of any statute, listing rule, rule, standard, regulation or other law include any successor to such section; and (l) references to any Person include such Person’s predecessors or successors, whether by merger, consolidation, amalgamation, reorganization or otherwise.

Section 11.15.Incontestability. In consideration of the mutual covenants and agreements contained herein, each Party agrees that this Agreement, and each and every provision hereof, is and shall be enforceable by and between them according to its terms, and each Party does hereby agree that it shall not contest the validity or enforceability hereof.

Section 11.16.Negotiated Agreement. This Agreement has been negotiated by the Parties and the fact that the initial and final draft will have been prepared by either Party or an intermediary will not give rise to any presumption for or against any Party to this Agreement or be used in any respect or forum in the construction or interpretation of this Agreement or any of its provisions.

Section 11.17.Dollar References. All dollar references in this Agreement are to the currency of the United States.

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IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed on the day and year first above written.

BANKERS LIFE AND CASUALTY COMPANY

By:	/s/ Erik M. Helding
Name:	Erik M. Helding
Title:	Executive Vice President and Chief Financial Officer

WILTON REASSURANCE COMPANY

By:	/s/ Michael Fleitz
Name:	Michael Fleitz
Title:	Chief Executive Officer

[Signature Page to Coinsurance Agreement]

SCHEDULE A
Investment Guidelines

The Portfolios .........................................................
These investment guidelines will apply to the Bankers Life and Casualty LTC Trust portfolio (the “Portfolio”). 100% of the assets in the Portfolio will be invested in eligible investments, as set forth below. The limitations set forth below will be applied to the entire Portfolio and not to sub-portfolios.

Asset Guidelines ....................................................
The Portfolio may be invested in the following eligible investments. No security in an asset class may be purchased if such purchase would cause the percentage of assets invested in the applicable asset class at the time of purchase to exceed the following percentage of total assets or if at the time of purchase the percentage of assets invested in the applicable asset class already exceeds the following percentage of total assets.

	(i)	U.S. Treasury and agency securities (100%);
(ii)
Agency and non-agency mortgage-backed securities (MBS) backed by loans secured by residential, multi-family and commercial properties including, but not limited to passthroughs, CMOs, REMICs, SMBS, project loans, and adjustable rate mortgages (50%), with no more than 20% invested in non-agency residential MBS;

	(iii)	Obligations of domestic U.S. Corporate issuers (85%) and together with obligations of foreign corporations based on ultimate parent country of risk (90%);
	(iv)	Taxable and tax exempt municipal securities (20%);
	(v)	Bank loans (10%);
	(vi)	Convertible preferred stocks and convertible bonds (5%);

(vii)
Obligations of foreign corporations based on ultimate parent country of risk (20%), with no more than 10% invested in obligations of foreign corporations based in countries identified in the MSCI Emerging Markets Index and the MSCI Frontier Markets Index;

(viii)	Asset-backed securities, including collateralized loan obligations (30%);
(ix)	Securities senior to common equity as to which dividends may not be declared or coupon payments may be deferred without penalty (10%);
(x)	Money market instruments (100%);
(xi)	Obligations of foreign governments and supra-national organizations (8%);
(xii)	Exchange traded funds (5%);
(xiii)	Equity participations in business entities (including limited partnership interests) (10%); and
(xiv)	Commercial mortgage loans (15%).

The Portfolio may purchase private placements and Rule 144A securities in accordance with the above limitations. Securities with a Delaware co-issuer will be considered to be domestic securities.
Investments not specifically permitted are prohibited. Investments outside of the eligible investments above require approval from Bankers Life and Casualty Company or its designated representatives. No investments shall be made in issuers who are, or whose country of domicile is, prohibited by the Office of Foreign Assets Control of the United States Department of Treasury. Related party transactions (including cross trades) are prohibited, except to the extent utilized to remedy over funding or under funding of the Portfolio relative to the required trust balance.

Asset Allocation ....................................................
Except for Treasury securities, Agency debentures, Agency pass-throughs and Agency REMICS, no security may be purchased if such purchase would cause the securities of a single issuer to exceed the following percentages of assets at the time of purchase and no security may be purchased if the percentage of assets invested in the securities of such issuer at the time of purchase already exceeds the following percentages of total assets:

Issuers rated Aa3/AA- and higher 2.0%
Issuers rated A1/A+ to A3/A- 1.5%
Issuers rated Baa1/BBB+ to Baa3/BBB- 1.0%
Issuers rated Ba1/BB+ and lower 0.5%
The maximum amount invested in a single money market fund is limited to 10% of total assets per fund.
Credit Criteria ..........................................................
Each security in the Portfolio (other than those identified under (xiii) and (xiv) of the Asset Guidelines) must (i) have a credit rating from a nationally recognized statistical rating organization (“NRSRO”) included by the Securities Valuation Office (“SVO”) of the NAIC in the list of Credit Rating Providers whose ratings are accepted for the determination of equivalent NAIC SVO designations under the FE rule or (ii) be listed with the SVO of the NAIC. The Portfolio will have a target minimum credit rating of Baa1/BBB+. No security may be purchased if such purchase would cause more than 10% of the assets to be invested in securities that are rated below Baa3/BBB- and no security rated below Baa3/BBB- may be purchased if the percentage of assets invested in securities rated below Baa3/BBB- at the time of purchase already exceeds 10%.

Money market instruments must be rated A-2 or P-2 or better at the time of purchase.
Commercial mortgage loans must be rated CM-2 or better and have a maximum loan-to-value ratio of 80% at the time of purchase.

Rating Methodology ................................................
For purposes of these investment guidelines, ratings are as determined by NRSROs which have been included by the NAIC SVO in the list of Credit Rating Providers whose ratings are accepted for the determination of equivalent NAIC SVO designations under the FE rule. Securities with two NRSRO ratings will be deemed to have the lower rating; securities with three NRSRO ratings will be deemed to have the middle rating. Securities with more than three NRSRO ratings will be deemed to have the rating assigned by the lower of the highest two rank- ordered ratings. Structured securities subject to the financial modeling methodology with NAIC designation assigned pursuant to SSAP 43R will be deemed to have a rating equivalent to the next to lowest NRSRO rating associated with such NAIC designation under the FE Rule. If a security (other than those identified under (xiii) and (xiv) of the Asset Guidelines) is not rated by an NRSRO on the list of Credit Rating Providers or listed with the NAIC SVO at the time of purchase, Wilton Reassurance Company or its designee will apply to have such security listed with the NAIC SVO prior to the end of the quarter in which such security is purchased. Securities not rated by an NRSRO but filed and pending with the SVO will be assigned a rating equivalent to the next to lowest NRSRO rating associated with such NAIC designation under the FE Rule.

Other Investment Practices ......................................
Temporary Cash balances may be invested by the Investment Managers in a money market instrument (A2/P2 or better, less than 390 days), in a client and NAIC approved commingled 2A-7 Money Market Fund or in a commingled Stable Dollar NAV Fund.

The Portfolio may purchase securities on a when-issued basis or for forward delivery. The Portfolio must take physical delivery of these securities.

The Portfolio may enter into repurchase agreements collateralized 102% with securities identified under (i) of the Asset Guidelines. The maximum term of these agreements will be 90 days, and the collateral must be marked to market daily.

The Portfolio may enter into securities lending and reverse repurchase agreements subject to the following conditions: 1) All transactions shall be evidenced by a written PSA Global Master Repurchase Agreement or Bond Market Association Master Repurchase Agreement, and a printed confirmation of each trade must be received from the counterparty to each trade. 2) Transactions must be collateralized by cash or eligible securities and the collateral must be marked to market each business day and adjusted as needed during the term of the loan to maintain collateralization. Transactions are required to maintain minimum collateralization levels of no less than 95% 3) Any transaction entered into pursuant to this section may be terminated at a specified time or upon the earlier demand of Wilton Reassurance Company. 4) Any cash received by the Portfolio in a transaction may be invested in any eligible investment and in a manner that recognizes the liquidity needs of the transaction or used by the Portfolio for its general corporate purposes. 5) Securities lending and reverse repurchase agreements are limited to a maximum exposure of 25% of market value.

Counterparty exposure to repurchase agreements, securities lending or reverse repurchase agreements may not be increased if, when aggregated with all other investment exposures to the same counterparty, such exposure exceeds the following percentages:
Issuers rated Aa3/AA- and higher 3.0%
Issuers rated A1/A+ to A3/A- 2.5%
Issuers rated Baa1/BBB+ to Baa3/BBB- 2.0%
Issuers rated Ba1/BB+ and lower 1.0%

Specific authority is required for use of any derivatives other than those used solely for credit hedging or duration management purposes. The term “derivatives” for this purpose will include any item appropriately reported in schedule DB, derivative instruments, or schedule DC, insurance futures and insurance futures options, of an insurer's statutory financial statement, or successor schedules, as provided under applicable annual statement instructions or statutory accounting guidelines. Derivative instruments include, among other things, options, warrants used in hedging transactions and not attached to another financial instrument, caps, floors, collars, swaps, swaptions, forwards, futures and any other agreements (in the nature of bilateral contracts, options, or otherwise) or substantially similar instruments, or any series or combination thereof, and any agreements (in the nature of bilateral contracts, options, or otherwise).

Custodian ............................................................
As selected by the Wilton Reassurance Company. Custodian shall have and maintain reasonable and customary standards of business practice including but not limited to: controls, reconciliations of daily activity and cash, valuation and automation.

Statutory Guidelines ............................................................
Only investments permitted by the applicable insurance regulations (in effect at the time of measurement) of the statutory domicile of the ceding company shall be permitted. If there is a discrepancy between the above referenced guidelines and such regulations, the more restrictive limits will apply.

Reporting Guidelines ................................................
Wilton Reassurance Company or its designated representatives will provide Bankers Life and Casualty Company or its designated representatives with reports and analyses by the 15th of each month demonstrating that the Portfolio complies with these guidelines as of the end of the prior month. Such reports should include current balances and detailed asset listings, including fair market value and credit rating. Compliance with these guidelines will be determined by statutory book value.

Changes to Guidelines ............................................................	Wilton Reassurance Company shall have the right to revise these guidelines with the prior written consent of Bankers Life and Casualty Company.

SCHEDULE B
Terminal Settlement
(Omitted)

SCHEDULE C

Specified Actions
(Omitted)

SCHEDULE D
Expected Morbidity
(Omitted)

SCHEDULE E
Form of Certificate
(Omitted)

SCHEDULE F
Experience Refund
(Omitted)

SCHEDULE G
Specified Litigation
(Omitted)

SCHEDULE H
Policy Form Numbers
(Omitted)

SCHEDULE I
Designated Administrative Account
(Omitted)

SCHEDULE J
Fair Market Value Methodologies
Fair value is the price that would be received to sell an asset in an orderly transaction between market participants at the measurement date.
Wilton Re will value any asset in Wilton Re’s portfolio supporting the CNO LTC in force block (the “Portfolio”) using the then-current pricing methodology utilized by Wilton Re’s investment accounting provider or by an appointed asset manager for the Portfolio. The current methodologies applied to Wilton Re’s U.S. domiciled life insurance company investment portfolios are set forth below and shall apply to the Portfolio. Wilton Re may revise such methodologies from time to time (i) if consistent with revisions made with respect to Wilton Re’s U.S. domiciled life insurance companies’ investment portfolios and (ii) with CNO’s consent, not to be unreasonably withheld, conditioned or delayed for any changes that are broadly industry accepted or industry best practices.
Valuation methodology for securities not listed on an exchange, in an over-the-counter market or considered cash or cash equivalents:
Other than private placements which are addressed separately below, any asset is valued according to the following waterfall of closing market pricing sources as of the relevant valuation date (“Valuation Methodology”):

1)	Interactive Data Corporation pricing if applicable;

2)	If (1) is not applicable, then Securities Evaluations pricing if applicable;

3)	If (1) and (2) are not applicable, then Thomson Reuters Pricing Service prices if applicable;

4)	If (1) through (3) are not applicable, then market maker/broker pricing if applicable;

5)
If (1) through (4) are not applicable or if the price received from such pricing source does not reflect the best estimation of the accurate value of that security at the valuation date, then Fair Value Pricing will be applied (as defined below).

Fair Value Pricing will be defined as the best estimate of an exit level price for an asset at the valuation date. Depending on the asset type this fair value price derivation could include but is not limited to discounted cash flow models, option adjusted spread prices, recent trade prices, and comparable credit spreads. Except for (i) commercial mortgage loans and (ii) private placements (including bank loans) with a credit rating recognized by the SVO, no more than 15% of the Portfolio, based on statutory book value, may be valued using Fair Value Pricing.
Private Placements:
The fair value for private fixed income securities is primarily determined using a matrix pricing model (the “Private Debt Pricing Matrix Model”). The Private Debt Pricing Matrix Model’s inputs are derived from a public bond spread matrix using ratings and average life parameters. An additional spread premium is then added to the public matrix spread to adjust for illiquidity and other features of private debt investments, such as structure, covenants and collateral, as appropriate. An internal rating of each security and its average life are used to determine the respective public and illiquidity spreads that will be used in the valuation.

As Wilton Re is responsible for the determination of fair value, CNO will have the right, not to be unreasonably exercised, to periodically review Wilton Re’s control processes designed to ensure that the fair values are reasonable, that the valuation techniques and assumptions appear reasonable and consistent with prevailing market conditions, and that, to the extent inputs are provided by third party pricing sources, Wilton Re has sufficient controls in place to review those inputs for reasonableness.

SCHEDULE K
Permitted Practices
(Omitted)

Exhibit A
FORM OF NOTICE OF FAILURE TO PAY UNDISPUTED AMOUNT

(Omitted)

Exhibit B
[FORM OF SECOND NOTICE OF FAILURE TO PAY UNDISPUTED AMOUNT] [FORM OF FAILURE TO MAKE UNDISPUTED ADDITIONAL DEPOSIT TO THE TRUST ACCOUNT]
(Omitted)